SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.    )

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Tejon Ranch Co.

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Post Office Box 1000

Tejon Ranch, California 93243

March 30, 2017

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Tejon Ranch Co. (the “Company”) on Wednesday, May 17, 2017, at 9:00 A.M., Pacific Time, at the Balboa Bay Resort, 1221 West Coast Highway, Newport Beach, California 92663. Your Board of Directors and management look forward to greeting those stockholders who are able to attend. If you are planning to attend the meeting in person you will need to present proof that you own shares of the Company, such as a government-issued photo identification and a proxy card or voting instruction form with your name on it.

The Notice of Annual Meeting and Proxy Statement, which contain information concerning the business to be transacted at the meeting, appear in the following pages.

It is important that your shares be represented and voted at the meeting, whether or not you plan to attend. Please vote on the enclosed proxy at your earliest convenience.

Your interest and participation in the affairs of the Company are greatly appreciated.

Sincerely,

Gregory S. Bielli,
President and Chief Executive Officer

TEJON RANCH CO.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

on

May 17, 2017

The Annual Meeting of Stockholders of Tejon Ranch Co. (the “Company” or “Tejon” or referred to as “we”, “us”, “our” or words of similar import in this Proxy Statement) will be held at the Balboa Bay Resort, 1221 West Coast Highway, Newport Beach, California, 92663 on Wednesday, May 17, 2017, at 9:00 A.M., Pacific Time, for the following purposes:

1.	To elect the three directors named in this Proxy Statement.

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2017.

3.	To seek an advisory vote to approve named executive officer compensation.

4.	To seek an advisory vote on the frequency of future advisory votes to approve named executive officer compensation.

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The nominees of the Board of Directors of the Company for election at the meeting are Gregory S. Bielli, Anthony L. Leggio and Norman J. Metcalfe.

The Board of Directors of the Company recommends that you vote (i) “FOR” the election of each of the nominees; (ii) “FOR” the ratification of the appointment of Ernst & Young LLP; (iii) “FOR” the approval of named executive officer compensation; and (iv) for “ONE YEAR” with respect to the frequency of future advisory votes to approve executive compensation.

The Board of Directors has fixed the close of business on March 17, 2017 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

Your attention is directed to the accompanying Proxy Statement. To ensure that your shares are represented at the meeting, please date, sign, and mail the enclosed proxy card, for which a return envelope is provided, or vote your proxy by telephone or the Internet, the instructions for which are provided on the enclosed proxy card.

Please note that if your shares are held by a broker, bank, or other holder of record, your broker, bank or other holder of record will NOT be able to vote your shares with respect to Proposal 1, Proposal 3, or Proposal 4 unless you provide them with directions on how to vote. We strongly encourage you to return the voting instruction form provided by your broker, bank, or other holder of record or utilize your broker’s telephone or Internet voting if available and exercise your right to vote as a stockholder.

For the Board of Directors,

NORMAN J. METCALFE, Chairman of the Board

ALLEN E. LYDA, Chief Financial Officer, Assistant Secretary

Tejon Ranch, California

March 30, 2017

PLEASE MARK YOUR INSTRUCTIONS ON THE ENCLOSED PROXY, SIGN AND DATE THE PROXY, AND RETURN IT IN THE ENCLOSED POSTAGE PAID ENVELOPE. ALTERNATIVELY, PLEASE VOTE YOUR PROXY BY TELEPHONE OR THE INTERNET. PLEASE VOTE YOUR PROXY EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE MEETING AND WISH TO DO SO, YOU MAY VOTE YOUR SHARES IN PERSON EVEN IF YOU HAVE PREVIOUSLY SUBMITTED YOUR PROXY.

2017	Notice of Annual Meeting of Stockholders and Proxy Statement

TEJON RANCH CO.

Post Office Box 1000

Tejon Ranch, California 93243

PROXY STATEMENT

Annual Meeting of Stockholders

May 17, 2017

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders To Be Held on May 17, 2017

The Proxy Statement and accompanying Annual Report to Stockholders and Annual Report on Form 10-K are available at www.tejonranch.com or at http://www.materials.proxyvote.com/879080

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Company for use at the Annual Meeting of Stockholders to be held on May 17, 2017 (the “2017 Annual Meeting”).

It is anticipated that the mailing of this Proxy Statement and accompanying form of Proxy to stockholders will begin on or about March  31, 2017.

SOLICITATION OF PROXIES

At the meeting, the stockholders of the Company will be asked to vote on the following matters: (1) the election of the three directors named in this Proxy Statement, (2) the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2017, (3) an advisory vote to approve executive compensation, (4) an advisory vote on the frequency of future advisory votes to approve executive compensation, and (5) such other business as may properly come before the meeting. The Company’s Board of Directors (the “Board”) is asking for your proxy for use at the 2017 Annual Meeting. Although management does not know of any other matter to be acted upon at the meeting, shares represented by valid proxies will be voted by the persons named on the proxy in accordance with their best judgment with respect to any other matters which may properly come before the meeting.

The costs for this proxy solicitation will be paid by the Company. Following the mailing of this Proxy Statement, directors, officers, and regular employees of the Company may solicit proxies by mail, telephone, e-mail, or in person; such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of record will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at the rates approved by the New York Stock Exchange.

RECORD DATE AND VOTING

General Information

Holders of shares of the Company’s Common Stock, par value $0.50 (the “Common Stock”) of record at the close of business on March 17, 2017 (the “Record Date”) are entitled to notice of, and to vote at, the meeting. There were 20,824,295 shares of Common Stock outstanding on the Record Date. Each stockholder is entitled to one vote for each share of Common Stock held as of the Record Date on all matters presented at the 2017 Annual Meeting other than the election of directors. Each stockholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf. A stockholder of record giving a proxy may revoke it at any time before it is voted by filing with the Company’s Secretary a written notice of revocation or by submitting a later-dated proxy via the Internet, by telephone, or by mail. Unless a proxy is revoked, shares represented by a proxy will be voted in accordance with the voting instructions on the proxy, and on matters for which no voting instructions are given, shares will be voted “FOR” the election of each nominee, “FOR” Proposals 2 and 3, and for “ONE YEAR” on Proposal 4. If you hold shares in a stock brokerage account or by a bank or other holder of record, you must follow the instructions of your broker, bank, or other holder of record to change or revoke your voting instructions.

Broker Non-Votes

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered to be the “beneficial owner” of those shares. As the beneficial owner, you have the right to instruct your broker, bank, or other holder of record how to vote your shares. If you do not provide instructions, your broker, bank or other holder of record will not have the discretion to vote with respect to certain matters and your shares will constitute “broker non-votes” with respect to those matters. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Specifically, your broker, bank, or other holder of record will not have the discretion to vote with respect to Proposal 1, Proposal 3, and Proposal 4, but will have discretion to vote on Proposal 2. Therefore, we strongly encourage you to follow the voting instructions on the materials you receive.

Quorum

The holders of record of a majority of the Common Stock entitled to vote at the 2017 Annual Meeting must be present at the 2017 Annual Meeting, either in person or by proxy, in order for there to be a quorum at the 2017 Annual Meeting. Shares of Common Stock with respect to which the holders are present in person at the 2017 Annual Meeting but not voting, and shares of Common Stock for which we have received proxies but with respect to which the holders of the shares have abstained, will be counted as present at the 2017 Annual Meeting for the purpose of determining whether or not a quorum exists. Broker non-votes will also be counted as present for the purpose of determining whether a quorum exists. Stockholders cannot abstain in the election of directors, but they can withhold authority. Stockholders who withhold authority will be considered present for purposes of determining a quorum.

Voting Requirements

For Proposal 1 (election of directors), the three (3) candidates receiving the highest number of affirmative votes at the 2017 Annual Meeting (also referred to as a plurality) will be elected as directors. Stockholders will be able to cumulate their vote in the election of directors. Cumulative voting means that each stockholder is entitled to a number of votes equal to the number of directors to be elected multiplied by the number of shares he or she holds. These votes may be cast for one nominee or distributed among two or more nominees. To exercise the right to cumulate votes, a stockholder must provide written instructions on the proxy card how the stockholder wishes to have his or her votes distributed. Withheld votes and broker non-votes will not be counted as participating in the voting and will therefore have no effect for purposes of Proposal 1.

Approval of Proposal 2 (the ratification of Ernst & Young LLP as our independent registered public accounting firm) will require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the 2017 Annual Meeting. Abstentions will be counted as present and will thus have the effect of a vote against Proposal 2.

Approval of Proposal 3 (the advisory approval vote on executive compensation) will require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the 2017 Annual Meeting. Abstentions will be counted as present and will thus have the effect of a vote against Proposal 3. Broker non-votes will not be counted as participating in the voting and will therefore have no effect on the outcome of the vote.

Proposal 4 (the advisory vote on the frequency of the vote on executive compensation) will require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the 2017 Annual Meeting. Abstentions will thus be counted as present and will have the effect of a vote against Proposal 4. Broker non-votes will not be counted as participating in the voting, and will therefore have no effect on the outcome of the vote.

Pursuant to Delaware corporate law, the actions contemplated to be taken at the 2017 Annual Meeting do not create appraisal or dissenters’ rights.

2016 Performance Highlights

In determining 2016 compensation for our named executive officers, “ NEOs”, the Compensation Committee of the Board considered the contributions of each of our executive officers to the Company’s strategy related to revenue, cash management, continued expansion of Tejon Ranch Commerce Center, and moving our residential development projects through the mapping and entitlement process. The Compensation Committee considered these items with a particular emphasis on the following areas:

•     For 2016, net income attributable to common stockholders was $558,000 compared to $2,950,000 in 2015. Factors driving the change include: a decline in farming revenues of $5,188,000 resulting from declines in commodity prices and a decline in minerals resource revenues of $963,000 resulting from falling oil prices in 2016. Factors offsetting the decline in net income include: increase in commercial real estate revenues of $1,166,000 resulting from a land sale, gain on the sale of building and land located in Rancho Santa Fe, California of $1,044,000, an overall reduction in total expenses of $860,000, and an increase in income from unconsolidated joint ventures of $774,000.

•     Total Company revenue including other income and equity in earnings of joint ventures was $54,334,000 in 2016 as compared to $58,380,000 in 2015. The decline in total revenue was driven by lower farming revenues and mineral resource revenues.

	2016	2015
Total operating revenues	$45,577,000	$51,147,000
Total other income	615,000	909,000
Gain on sales of real estate	1,044,000	—
Equity in earnings of unconsolidated joint ventures	7,098,000	6,324,000

Total revenues and other income	$54,334,000	$58,380,000

Internally management is measured using a non-GAAP revenue number that includes total sales proceeds from investment real estate sales rather than the GAAP presentation of recognizing only the gain on sales from investment real estate. The adjustment is as follows:

	2016	2015
Total revenues and other income	$54,334,000	$58,380,000
Gain on sale of real estate	(1,044,000)	—
Sales proceeds from sale of real estate	4,700,000	—

Total	$57,990,000	$58,380,000

• In January 2016, we delivered a multi-tenant building located at Tejon Ranch Commerce Center-East to Habit Burger and Baja Fresh, both of which began operations in 2016.

•     In August 2016, we entered into a limited liability company agreement, forming a joint venture with Majestic Realty Co. to purchase, own, and manage a fully-leased, 651,909 square-foot industrial building located at the Tejon Ranch Commerce Center. The joint venture purchased the building in September for $24.8 million which was financed through a $21.1 million promissory note guaranteed by both partners. Each member of the joint venture has a 50% interest.

•     In September 2016, we entered into a second limited liability agreement, forming a joint venture with Majestic Reality Co. for the development, ownership, and management of a 480,480 square-foot industrial building at the Tejon Ranch Commerce Center. The company is in the process of planning and designing the building. Each member of the joint venture has a 50% interest.

• In December 2016, the Kern County Board of Supervisors unanimously approved the development of the Company’s Grapevine at Tejon Ranch.

Our Compensation Discussion and Analysis is on pages 19 to 44, and our Summary Compensation Table and other compensation tables are on pages 44 to 53.

PROPOSAL 1

THE ELECTION OF DIRECTORS

The Board currently consists of ten directors divided into three classes based upon when their terms expire. The terms of three current directors (Class III) will expire at the 2017 Annual Meeting, the terms of four current directors (Class I) will expire at the 2018 Annual Meeting, and the terms of three current directors (Class II) will expire at the 2019 Annual Meeting. The regular term of each director expires at the third Annual Meeting following the Annual Meeting at which that director was elected, so that each director serves a three-year term, although directors continue to serve until their successors are elected and qualified, unless the authorized number of directors has been decreased.

The nominees of the Board for election at the 2017 Annual Meeting to serve as Class III Directors are Gregory S. Bielli, Anthony L. Leggio, and Norman J. Metcalfe, all of whom are presently directors. John L. Goolsby, who has served as a Class III Director since 1999, informed the Board that he did not intend to stand for re-election at the 2017 Annual Meeting and as such was not nominated to stand for re-election. Mr. Leggio currently serves as a Class I Director. In order to cause the three classes of directors to be as nearly equal in number of directors as possible, the Board wishes to change Mr. Leggio from a Class I Director to a Class III Director. To facilitate this change, the Board is nominating for election as a Class III Director at the 2017 Annual Meeting Mr. Leggio, who has agreed to resign from Class I if he is elected as a Class III Director. If Mr. Leggio is elected, he will resign as a Class I Director, effective upon his taking office as a Class III Director. If Mr. Leggio is not elected, he will remain in office until his term as a Class I Director expires at the 2018 Annual Meeting or his earlier death, resignation, or removal.

Nominations of persons for election to the Board by stockholders must be made pursuant to timely notice in writing to the Secretary of the Company pursuant to the Company’s Certificate of Incorporation. See “Stockholder Proposals for 2018 Annual Meeting” for additional information on the procedure for stockholder nominations.

Except as noted below, each proxy solicited by and on behalf of the Board will be voted “FOR” the election of the nominees named above (unless such authority is withheld as provided in the proxy), and unless otherwise instructed, one-third of the votes to which the stockholder is entitled will be cast for each of the nominees. All of the nominees of the Board have consented to being named in this Proxy Statement and to serve if elected. In the event that any one or more of the nominees shall become unable to serve or for good cause refuse to serve as director (an event which is not anticipated), the proxy holders will vote for substitute nominees in their discretion. If one or more persons other than those named below as nominees for the 2017 Annual Meeting are nominated as candidates for director by persons other than the Board, the enclosed proxy may be voted in favor of any one or more of said nominees of the Board and in such order of preference as the proxy holders may determine in their discretion.

Brokers do not have discretion to vote on this proposal without your instruction. Therefore, if you are a beneficial owner and you do not instruct your broker how to vote on this proposal, your shares will not be voted on this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES NAMED ABOVE FOR ELECTION AS A DIRECTOR.

PROPOSAL 2

THE RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017. Services provided to the Company and its subsidiaries by Ernst & Young LLP in fiscal years 2016 and 2015 are described under “Audit Fees” below. Additional information regarding the Audit Committee is provided in the Report of the Audit Committee below.

Representatives of Ernst & Young LLP are expected to be present at the 2017 Annual Meeting and will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions from stockholders.

Stockholder Ratification of the Appointment of Independent Registered Public Accounting Firm.

We are asking our stockholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. Although ratification is not required by our certificate of incorporation, bylaws or otherwise, the Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. In the event that stockholders do not ratify the appointment of Ernst & Young LLP, the appointment may be reconsidered by the Audit Committee and the Board. Even if the selection is ratified, the Audit Committee may, in its discretion, select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Independent Registered Public Accounting Firm

Ernst & Young LLP served as the Company’s independent registered public accounting firm for the year ended December 31, 2016 and was selected by the Audit Committee to serve in that capacity for the fiscal year 2017.

Audit Fees. The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company’s annual financial statements for the year ended December 31, 2016 and for the reviews of the financial statements included in the Company’s Forms 10-Q for the year ended December 31, 2016 were $548,579. The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company’s annual financial statements for the year ended December 31, 2015 and for the reviews of the financial statements included in the Company’s Forms 10-Q for the year ended December 31, 2015 were $524,438.

Audit-Related Fees. The aggregate fees billed for assurance and related services by Ernst & Young LLP that were reasonably related to the performance of the audit or review of the Company’s financial statements, including fees for the performance of audits and attest services not required by statute or regulations; audits of the Company’s employee benefit plans; due diligence activities related to investments; and accounting consultations about the application of generally accepted accounting principles to proposed transactions (collectively, the “Audit-Related Fees”), for the year ended December 31, 2016 were $38,341. The Audit-Related Fees billed by Ernst & Young LLP for the year ended December 31, 2015 were $2,000.

Tax Fees. The aggregate fees billed by Ernst & Young LLP for tax compliance, advice, and planning services for the year ended December 31, 2016 were $106,685. The aggregate fees billed by Ernst & Young LLP for tax compliance, advice and planning services for the year ended December 31, 2015 were $134,698. All fees billed for both 2016 and 2015 were solely related to compliance and planning services for tax return preparation.

All Other Fees. Ernst & Young LLP did not bill for any services other than those listed above for the years ended December 31, 2016 or December 31, 2015.

The Audit Committee Charter requires that the Audit Committee pre-approve all services performed by the Company’s outside auditor. To fulfill this requirement, Ernst & Young LLP provides a proposal to the Audit Committee for all services it proposes to provide, and the Audit Committee then takes such action on the proposal as it deems advisable. During the years ended December 31, 2016 and 2015, 100% of the services provided by Ernst & Young LLP were pre-approved by the Audit Committee.

THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2017.

PROPOSAL 3

ADVISORY APPROVAL VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, (the “Exchange Act”), we are asking stockholders to approve on an advisory basis the compensation paid to the Company’s NEOs, as disclosed in this Proxy Statement on pages 19 to 53.

The Board recommends that stockholders vote to approve, on an advisory basis, the compensation paid to the Company’s NEOs as described in this Proxy Statement, for the following reasons.

Sound Program Design

We design our executive officers’ compensation programs to attract, motivate, and retain the key executives who drive our success and industry leadership while considering individual and Company performance and alignment with the interest of long-term stockholders. We achieve our objectives through compensation that:

✓ provides a competitive total pay opportunity,

✓ consists primarily of performance-based compensation,

✓ enhances retention through multi-year vesting of stock awards, and

✓ does not encourage unnecessary and excessive risk-taking.

Best Practices in Executive Compensation

Some of our leading practices include:

✓ an executive compensation recovery policy,

✓ an executive stock ownership policy,

✓ a policy prohibiting pledging and hedging ownership of Tejon stock,

✓ no executive-only perquisites or benefits,

✓ no guaranteed bonus programs, and

✓ utilization of an independent compensation consultant who reports to the Compensation Committee.

The advisory proposal, commonly referred to as a “say-on-pay” proposal, is not binding on the Board. Although the voting results are not binding, the Board will review and consider them when evaluating our executive compensation program.

The Board has adopted a policy of holding an advisory vote on executive compensation every year, and unless the Board modifies its policy, and subject to the outcome of Proposal 4, we expect that, after the 2017 Annual Meeting, the next advisory vote on the compensation of our NEOs will take place at our 2018 Annual Meeting.

Brokers do not have discretion to vote on this proposal without your instruction. Therefore, if you are a beneficial owner and you do not instruct your broker how to vote on this proposal, your shares will not be voted on this proposal.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE COMPENSATION OF THE COMPANY’S NEOS AS DISCLOSED ON PAGES 19 TO 53 IN THE PROXY STATEMENT.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION

As described in Proposal 3, our stockholders are being asked to approve the compensation of our NEOs, as reported in this Proxy Statement. In accordance with Section 14A of the Exchange Act, Proposal 4 gives stockholders the opportunity to cast a non-binding advisory vote on whether future advisory votes to approve executive compensation should occur every year, every two years or every three years.

After careful consideration, the Board has determined that continuing to hold the advisory vote on executive compensation every year is the most appropriate policy for the Company at this time, and recommends that stockholders vote for future advisory votes on executive compensation to occur every year. While the Company’s executive compensation programs are designed to promote a long-term connection between pay and performance, the Board recognizes that executive compensation disclosures are made annually. Holding an annual advisory vote on executive compensation provides the Company with more direct and immediate feedback on our compensation programs.

We understand that our stockholders may have different views as to what is an appropriate frequency for advisory votes on executive compensation, and we will carefully review the voting results on this proposal. Stockholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years, or abstain. Stockholders are not voting to approve or disapprove the Board’s recommendation. This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

Brokers do not have discretion to vote on this proposal without your instruction. Therefore, if you are a beneficial owner and you do not instruct your broker how to vote on this proposal, your shares will not be voted on this proposal.

THE BOARD RECOMMENDS THAT YOU VOTE “ONE YEAR” WITH RESPECT TO THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION.

THE BOARD OF DIRECTORS

Consideration of Director Nominees

The Board believes the Board, as a whole, should possess the requisite combination of skills, professional experience, and diversity of backgrounds to oversee the Company’s business. The Board also believes that each individual director should possess certain attributes, as discussed below. Accordingly, the Board and the Nominating and Corporate Governance Committee (the “Nominating Committee”) consider the qualifications of directors and director candidates individually as well as in the broader context of the Board’s overall composition and the Company’s current and future needs.

The Nominating Committee is responsible for selecting nominees for election to the Board. In considering candidates for the Board, the Nominating Committee evaluates the entirety of each candidate’s credentials, attributes, and other factors (as described in greater detail in the Company’s Corporate Governance Guidelines), but does not have any specific minimum qualifications that a nominee must meet. However, the Nominating Committee seeks as directors individuals with substantial management experience who possess the highest personal values, judgment, and integrity; an understanding of the environment in which the Company does business; and diverse experience with the key business, financial, and other challenges that the Company faces. In addition, in considering the nomination of existing directors, the Nominating Committee takes into consideration (i) each director’s contribution to the Board; (ii) any material change in the director’s employment or responsibilities with any other organization; (iii) the director’s ability to attend meetings and fully participate in the activities of the Board and the committees of the Board on which the director serves; (iv) whether the director has developed any relationships with the Company or another organization, or other circumstances that may have arisen, that might make it inappropriate for the director to continue serving on the Board; and (v) the director’s age and length of service on the Board.

Because the Nominating Committee recognizes that a diversity of viewpoints and practical experiences can enhance the effectiveness of the Board, as part of its evaluation of each candidate, the Nominating Committee takes into account how each candidate’s background, experience, qualifications, attributes, and skills may complement, supplement, or duplicate those of other prospective candidates. The Nominating Committee reviews its effectiveness in balancing these considerations when assessing the composition of the Board, which as discussed below is one of the committee’s responsibilities.

Based on the parameters described above, the Board has determined that the directors standing for reelection and the remaining members of the Board have the qualifications, experience, and attributes appropriate for a director of the Company. As reflected below, each director has a varied background in the real estate industry, finance, and/or agriculture. These are all areas that are integral to the strategy, operations, and successful oversight of the Company.

Board Composition and Leadership Structure

The Board is grouped into three classes: (1) Class I Directors, whose terms will expire at the 2018 Annual Meeting; (2) Class II Directors, whose terms will expire at the 2019 Annual Meeting; and (3) Class III Directors, whose terms will expire at the 2017 Annual Meeting. The Board currently consists of ten directors. The Board’s leadership is structured so that the Chairman of the Board and Chief Executive Officer are separate positions. The Chairman of the Board is also an independent director. The Board believes that this structure is appropriate for our Company and our stockholders at this time because it provides an additional layer of oversight to management and management’s activities and allows the Board to act independently of management.

Director Qualifications and Biographical Information

The Nominating Committee considered the character, experience, qualifications and skills of each director, including the current director nominees, when determining whether each should serve as a director of the Company. In keeping with its stated criteria for director nominees described in the section entitled “Consideration of Director Nominees” above, the Nominating Committee determined that each director, including the current director nominees, has substantial management experience, exhibits the highest personal values, judgment, and integrity, and possesses an understanding of the environment in which the Company does business and diverse experience with the key business, financial, and other challenges that the Company faces. Each director is or has been a leader in his respective field and brings diverse talents and perspectives to the Board. The Nominating Committee also considered the experience and qualifications outlined below in the biographical information for each director, including the current director nominees, as well as other public company board service.

The Nominating Committee noted the following particular attributes and qualities it considers when evaluating director nominees. The Nominating Committee believes that nominees with business and strategic management experience gained from service as a chief executive officer or similar position is a critical leadership component to Board service. The Nominating Committee also seeks nominees with backgrounds in finance, banking, economics, and the securities and financial markets, in order to have directors who can assess and evaluate the Company’s financial and competitive position. The Nominating Committee emphasizes familiarity with the real estate and agricultural industries, and considers customer perspectives to be important when evaluating director nominees. Although the directors listed below each possess a number of these attributes, the Nominating and Corporate Governance Committee considered the specific areas noted below for each director when determining which of the director’s qualifications best suit the needs of the Company and qualify them to serve as a director of the Company.

The following table sets forth information regarding the nominees for Class III Directors as well as the Class I and Class II Directors.

Class III Directors Whose Terms Expire in 2017 and Principal Occupation, Employment, or Directorships	First Became Director	Age
Gregory S. Bielli	2013	56

Mr. Bielli is President and Chief Executive Officer of Tejon Ranch Co., a position he’s held since December 2013. Prior to this position, Mr. Bielli served as the Chief Operating Officer for the Company from September 2013 through November 2013. Mr. Bielli has 25 years of experience in real estate, land acquisition, development, and financing. Prior to Tejon Ranch, he was a regional president of Newland Communities, one of the country’s largest and most successful master planned community developers. Mr. Bielli served as President of Newland’s Western Region from 2006 until September 2013. Mr. Bielli earned a bachelor’s degree in Political Science from the University of Arizona in 1983. Our Board believes Mr. Bielli’s experience in real estate operations, specifically master planned communities, and his position as Chief Executive Officer of the Company, make him well qualified to serve as director.

Anthony L. Leggio *	2012	65

Mr. Leggio has been President of Bolthouse Properties, LLC, a commercial and residential real estate development firm, since January 2006. Prior to serving at Bolthouse Properties, LLC, Mr. Leggio served as Vice President and General Counsel of Wm. Bolthouse Farms from July 2001 until December 2005. Previously, Mr. Leggio was Managing Partner of the law firm of Clifford and Brown for nearly 25 years. Mr. Leggio has served as a director of Valley Republic Bank since 2008, Three Way Chevrolet Company since 2000, H.F. Cox Trucking since 1993, Mark Christopher Chevrolet since 2001, and W.B. Camp Companies since 2009. Mr. Leggio received his B.S. degree from the University of the Pacific and his J.D. from the University of the Pacific, McGeorge School of Law. Our Board believes Mr. Leggio’s real estate development and agricultural experience, his tenure as Chief Executive Officer of a real estate development company and his legal experience make him well qualified to serve as a director.

*       As discussed above, Mr. Leggio currently serves as a Class I Director but is being nominated for election as a Class III Director. See “The Election of Directors” for additional information.

Norman J. Metcalfe	1998	74

Mr. Metcalfe has served as Chairman of the Company’s Board of Directors since 2014. Mr. Metcalfe has an extensive history and background in real estate development and homebuilding. He previously was Vice Chairman and Chief Financial Officer of The Irvine Company, one of the nation’s largest real estate and community development companies. Mr. Metcalfe retired from The Irvine Company in 1998. Prior to the Irvine Company, Mr. Metcalfe spent over 20 years in various real estate, corporate finance and investment positions with the Kaufman and Broad/SunAmerica family of companies. These positions included President and Chief Investment Officer of SunAmerica Investments and Chief Financial Officer of Kaufman and Broad Home Corporation (currently known as KB Home). Mr. Metcalfe is currently a director of CalAtlantic Homes, having served since 2000. Mr. Metcalfe received a B.S. and an M.B.A. from the University of Washington. Our Board believes Mr. Metcalfe’s extensive financial experience, understanding of capital structure within the real estate industry, and experience in publicly held companies make him very qualified to serve as a director.

Class I Directors Whose Terms Expire in 2018 and Principal Occupation, Employment, or Directorships	First Became Director	Age
Geoffrey L. Stack	1998	73

Mr. Stack has been the managing director of the Sares-Regis Group, a commercial and residential real estate development and management firm, since 1993. Mr. Stack is responsible for all residential operations of Sares-Regis, including development, acquisitions, finance, and management activities. Mr. Stack graduated from Georgetown University and received an M.B.A. in Real Estate Finance at the Wharton School, University of Pennsylvania. Our Board believes Mr. Stack’s real estate development experience and his experience as the managing director of a real estate company make him well qualified to serve as a director.

Frederick C. Tuomi	2014	62

Mr. Tuomi is currently the Chief Executive Officer of Colony Starwood Homes (SFR), the company formed from the merger of Colony America Homes (CAH) and Starwood Waypoint Residential Trust (SWAY). SFR is a public single-family REIT, owning over 30,000 homes in markets across the U.S. Mr. Tuomi served as CAH’s Co-President from March 2015 to January 2016 and COO from July 2013 to January 2016. He was responsible for setting CAH’s strategic direction and leading CAH’s operations including construction/renovations, marketing, leasing, property management, asset management, human resources and information technology. Mr. Tuomi also served as Executive Vice President and President, Property Management for Equity Residential, a multi-family REIT, from January 1994 through June 2013. He led the development of Equity Residential’s Property Management Group through years of rapid growth and expansion to become the nation’s largest apartment REIT. Throughout his 35-year career, he has served on numerous multi-family industry boards and executive committees, including the National Multi-Housing Council, California Housing Council, California Apartment Association, and the USC Lusk Center for Real Estate. Mr. Tuomi also serves on the board of directors and as treasurer of the National Rental Housing Council. Mr. Tuomi is a graduate of Georgia State University, with a degree in Business Information Systems and an M.B.A. Our Board believes that Mr. Tuomi’s real estate background and understanding of the single-family housing market make him very qualified to serve as a director.

Michael H. Winer	2001	61

Mr. Winer has been employed by Third Avenue Management LLC since May 1994. He is a senior member of the investment team. Mr. Winer has managed the Third Avenue Real Estate Value Fund since its inception in September 1998. Mr. Winer has served as a director of Five Point Holdings LLC (or its predecessor, Newhall Holdings Company LLC) since 2009 and as a director of 26900 Newport Inc. since 1998. He retired as a director of Real Mortgage Systems Inc. in November 2009. Mr. Winer received a B.S. degree in accounting from San Diego State University and was formerly a certified public accountant in California. Our Board believes that Mr. Winer’s investment industry background and specifically his experience with real estate investing make him very qualified to serve as a director on our Board.

Class II Directors Whose Terms Expire in 2019 and Principal Occupation, Employment, or Directorships	First Became Director	Age
Robert A. Alter	2014	66

Mr. Alter is currently President of Seaview Investors, LLC, in Newport Beach, CA, and has held that position since 2007. He is the Chairman Emeritus and Founder of Sunstone Hotel Investors (NYSE: SHO), where he served as Chief Executive Officer of the company (or its predecessor) from 1985 to 2007, after which he became Executive Chairman and remained on the board until 2012. He is one of the premier hotel investment and management executives in the hospitality industry. During the 22-year period of Mr. Alter’s position as Chief Executive Officer, Sunstone acquired 125 hotel properties with over 20,000 guest rooms. Mr. Alter received a B.S. in Hotel Administration from the Cornell University School of Hotel Administration. Our Board believes that Mr. Alter’s hospitality background makes him very qualified to serve as a director.

Steven A. Betts	2014	59

Mr. Betts is Director of Development for Chanen Development Company, an affiliate of the award-winning, full-service construction organization, Chanen Construction, headquartered in Phoenix and operating throughout the United States. Mr. Betts served as President of Chanen Development Company from 2014 until 2015, when he was appointed Director of Development. Since 2015 he has also served as Senior Advisor to the Holualoa Companies, a commercial real estate investment company with three-quarters of a billion dollars in assets held all across the U.S. and in Europe, and beginning in 2016 as Senior Advisor to the Southwest Division of Hines, one of the largest commercial investment and development companies in the world. Mr. Betts also served as the Chief Executive Officer of Phoenix Mart, a 1.7 million square foot multi-category manufacturing product-sourcing center, from June 2013 to October 2013, and as the Senior Vice President and Managing Director of Assets for the ASU Foundation from March 2012 through May 2013. Previous to these endeavors, Mr. Betts was President and Chief Executive Officer of SunCor Development Company, a half-billion dollar plus asset base subsidiary of the publicly traded Pinnacle West Capital Corporation from 2005 to 2010. SunCor was a developer of master planned communities throughout the Mountainwest and large-scale commercial projects in Metropolitan Phoenix. Mr. Betts holds numerous board and committee posts, including Chairman of the Interstate 11 Coalition, Chairman and Trustee of the Arizona Chapter of The Nature Conservancy, and past-chair and current member of the Urban Land Institute-Arizona District Council Governance Committee. Mr. Betts received his law degree with honors from DePaul University and a B.A. with honors from Augustana College. Our Board believes that Mr. Betts’ master planned community background makes him very qualified to serve as a director.

Daniel R. Tisch	2012	66

Mr. Tisch has been the managing member of TowerView LLC, an investment fund of the Tisch Family, since 2001. Since January 2012, Mr. Tisch has also served as a director of Vornado Realty Trust. Mr. Tisch graduated from Brown University and has over 40 years of investing experience. Mr. Tisch worked for major Wall Street firms from 1973 to 1989 and since then has been managing investment partnerships. Our Board believes that Mr. Tisch’s investment industry background and his experience in capital raising and risk management make him well qualified to serve as a director.

Class III Directors not standing for reelections at the 2017 Annual Meeting	First Became Director	Age
John L. Goolsby	1999	75

None of the corporations or organizations described in the biographical information above are subsidiaries or other affiliates of the Company. There are no family relationships among any directors or executive officers of the Company.

CORPORATE GOVERNANCE MATTERS

The Board has determined that all directors, except Mr. Bielli, are “independent” under the listing standards of the New York Stock Exchange (the “NYSE”) and the Company’s categorical criteria used to determine whether a director is independent (the “Independence Standards”). The Independence Standards are set forth in Attachment A to the Company’s Corporate Governance Guidelines (the “Corporate Governance Guidelines”), and a copy of the Independence Standards is attached as Appendix A to this Proxy Statement. Thus, the Board determined that the following directors are independent: Robert A. Alter, Steven A. Betts, John L. Goolsby, Anthony L. Leggio, Norman J. Metcalfe, Geoffrey L. Stack, Daniel R. Tisch, Frederick C. Tuomi, and Michael H. Winer. Also, in making its independence determinations, the Board reviewed additional information provided by the directors and the Company with regard to any business or personal activities or associations as they may relate to the Company and the Company’s management. The Board considered this information in the context of the NYSE’s objective listing standards, the Independence Standards, and for directors serving on committees, the additional standards established for members of audit committees and compensation committees. In reaching a determination on these directors’ independence, the Board considered that neither the directors nor their immediate family members have within the past three years had any direct or indirect business or professional relationships with the Company other than in their capacity as directors.

The Board’s independence determinations included a review of business dealings at companies where the directors serve as directors or outside consultants, all of which were ordinary course business transactions. The Board also performs a review of the Company’s charitable contributions to any organization where a director serves as an executive officer and found no contributions in excess of the Independence Standards.

The independent directors of the Board meet regularly in executive sessions outside the presence of management. As Chairman of the Board, Mr. Metcalfe presides over these executive sessions.

During 2016, there were five meetings of the Board. During 2016 all directors attended 75% or more of the aggregate total of such meetings of the Board and committees of the Board on which they served.

The Company’s policy is that all directors are expected to attend every annual stockholders meeting in person. All directors attended the 2016 Annual Meeting of the Company.

COMMITTEES OF THE BOARD

Standing committees of the Board include the Executive, Audit, Compensation, Investment Policy, Real Estate, and Nominating and Corporate Governance Committees. The current members of the standing committees are set forth below:

	Executive Committee	Audit Committee	Compensation Committee	Real Estate Committee	Nominating and Corporate Governance Committee	Investment Policy Committee
Robert A. Alter				X	X
Steven A. Betts			X (Chair)	X
Gregory S. Bielli	X
John L. Goolsby		X		X (Chair)
Anthony L. Leggio		X (Chair)	X
Norman J. Metcalfe	X (Chair)	X	X	X	X
Geoffrey L. Stack		X	X	X
Daniel R. Tisch	X			X	X
Frederick C. Tuomi		X	X
Michael H. Winer	X			X	X (Chair)	X

During 2016, there were four meetings of the Executive Committee, six of the Audit Committee, six of the Compensation Committee, four of the Real Estate Committee, one of the Nominating Committee, and no meetings of the Investment Policy Committee. The major functions of each of these committees, including their role in oversight of risks that could affect the Company, are described briefly below.

Each year, the Board performs a self-evaluation to assess its effectiveness and the participation of each board member, in addition, on an annual basis, the Audit Committee, Real Estate Committee, Compensation Committee, and Nominating and Governance Committee all perform self-evaluations to measure their effectiveness.

The Executive Committee

Except for certain powers that, under Delaware law, may be exercised only by the full Board, or which, under the rules of the Securities and Exchange Commission (the “SEC”) or the NYSE, may only be exercised by committees composed solely of independent directors, the Executive Committee may exercise all powers and authority of the Board in the management of the business and affairs of the Company.

The Audit Committee

The Audit Committee represents and assists the Board in fulfilling the Board’s oversight responsibility relating to (i) the accounting, reporting, and financial practices of the Company and its subsidiaries, including the integrity of the Company’s financial statements; (ii) the surveillance of administration and financial controls and the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; and (iv) the performance of the Company’s internal audit function and the Company’s independent auditor. In addition, the Audit Committee is directly responsible for the retention, compensation and oversight of the independent auditor and approves all audit and non-audit services the independent auditor performs. It also reviews and discusses the Company’s policies with respect to risk assessment and risk management. The Audit Committee reports regularly to the full Board with respect to its activities. The Audit Committee is governed by a written charter adopted and approved by the Board. The Audit Committee’s current charter is available on the Company’s web-site, www.tejonranch.com, in the Corporate Governance section of the Investor Relations webpage, and is available in print form upon request to the Corporate Secretary, P.O. Box 1000, Tejon Ranch, California 93243.

The Board has determined that each member of the Audit Committee is independent under the listing standards of the NYSE and under the Company’s Independence Standards, and that each member of the Audit Committee is financially literate and meets the requirements for audit committee membership set forth in Rule 10A-3 of the Exchange Act. The Board has further found that Mr. Leggio qualifies as an “audit committee financial expert” for the purposes of Item 407(d) (5) of Regulation S-K, and has “accounting or related financial management expertise” as described in the listing standards of the NYSE.

The Compensation Committee

The Compensation Committee oversees the Company’s overall compensation structure, policies, and programs, and it assesses whether the Company’s compensation structure establishes appropriate incentives for management and employees. It also reviews and approves corporate goals and objectives relevant to the compensation of top managerial and executive officers, evaluates their performance in light of those goals and objectives, and makes recommendations regarding their compensation. It administers and makes recommendations to the Board with respect to the Company’s incentive compensation and equity-based compensation plans and grants of awards thereunder. It also reviews and recommends to the Board the design of other benefit plans, employment agreements, and severance arrangements for top managerial and executive officers. The Compensation Committee oversees the assessment of the risks related to the Company’s compensation policies and programs applicable to officers and employees, reviews the results of this assessment, and also assesses the results of the Company’s most recent advisory vote on executive compensation. It approves, amends, or modifies the terms of any compensation or benefit plan that does not require stockholder approval, if delegated to the Committee by the Board. It reviews and recommends changes for the compensation of directors, and it reviews succession plans relating to positions held by senior executive officers. It reports regularly to the Board with respect to its activities.

The Compensation Committee is governed by a written charter adopted and approved by the Board. The Compensation Committee’s current charter is available on the Company’s web-site, www.tejonranch.com, in the Corporate Governance section of the Investor Relations webpage, and is available in print form upon request to the Corporate Secretary, P.O. Box 1000, Tejon Ranch, California 93243. The Compensation Committee is authorized to delegate to a subcommittee consisting of not less than two members of the Compensation Committee the responsibility to review specific issues, meet with management on behalf of the committee regarding such issues, and prepare recommendations for reports or review by the Committee. The Board has determined that each member of the Compensation Committee is independent under the listing standards of the NYSE for directors and compensation committee members and under the Company’s Independence Standards.

The CEO does not participate in the Compensation Committee’s deliberations with regard to his own compensation. At the Compensation Committee’s request, the CEO reviews with the Compensation Committee the performance of the other executive officers, but no other executive officers have any input in executive compensation decisions. The Compensation Committee gives substantial weight to the CEO’s evaluations and recommendations, because he is particularly able to assess the other executive officers’ performance and contributions to the Company.

During 2016, the Compensation Committee retained the POE Group to advise the Committee on marketplace trends in executive compensation, peer company identification for the benchmarking of NEO compensation and NEO compensation decisions. POE consults with the Compensation Committee about its recommendations to the Board on Chief Executive Officer and other NEOs compensation. The decision to engage an outside compensation consultant was not recommended by management. POE Group was used throughout 2016. POE Group did not provide any other services to the Company in 2016, and its fees were

$41,287 for the year. The Compensation Committee has reviewed an assessment of any potential conflicts of interest raised by POE Group’s work for the Compensation Committee, which assessment considered the following six factors: (i) the provision of other services to the Company by POE Group; (ii) the amount of fees received from the Company by POE Group, as a percentage of POE Group’s total revenue; (iii) the policies and procedures of POE Group that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the POE Group consultant with a member of the Compensation Committee; (v) any Company stock owned by the POE Group consultants; and (vi) any business or personal relationship of the POE Group consultant or POE Group with any of the Company’s executive officers. The Committee concluded that there are no such conflicts of interest.

The Real Estate Committee

The Real Estate Committee provides oversight, guidance and strategic input into management action plans for development and entitlement of Company land, and it provides a review function to management regarding major decision points within the Company’s development projects. It reviews and either approves or recommends to the Board appropriate action on significant proposed real estate transactions and development pro formas and budgets. The Real Estate Committee also provides oversight and guidance to the Company’s Chief Executive Officer with regard to recruitment and employment of senior real estate executives. It reports regularly to the full Board with respect to its meetings. The Real Estate Committee’s current charter is available on the Company’s web-site, www.tejonranch.com, in the Corporate Governance section of the Investor Relations webpage, and is available in print form upon request to the Corporate Secretary, P.O. Box 1000, Tejon Ranch, California 93243.

The Investment Policy Committee

The Investment Policy Committee reviews policies and activities related to the investment of the Company’s cash assets and works in coordination with the Real Estate Committee. It receives and reviews policy and data regarding marketable security investments and recommends approval of the Company’s investment security policy to the Board.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (“Nominating Committee”) is charged with assessing existing directors to determine whether to recommend them for reelection to the Board, identifying and recruiting potential new directors, establishing a procedure for consideration of candidates for director positions recommended by stockholders, and recommending candidates to be nominated by the Board or elected by the Board as necessary to fill vacancies and newly created directorships. It also reviews and makes recommendations to the Board regarding the structure, composition, and functioning of the Board and its committees, and evaluates and recommends changes to the Corporate Governance Guidelines. The Nominating Committee also annually reviews the independence of all directors and evaluates the Board’s performance.

The Board has determined that each member of the Nominating Committee is independent under the listing standards of the NYSE and under the Company’s Independence Standards. The Nominating Committee is governed by a written charter adopted and approved by the Board. The Nominating Committee’s current charter is available on the Company’s web-site, www.tejonranch.com, in the Corporate Governance section of the Investor Relations webpage, and is available in print form upon request to the Corporate Secretary, P.O. Box 1000, Tejon Ranch, California 93243.

The Nominating Committee is pleased to consider any properly submitted recommendations of director candidates from stockholders. Stockholders may recommend a candidate for consideration by the Nominating Committee by sending written notice addressed to the Nominating and Corporate Governance Committee Chair, c/o Corporate Secretary, P.O. Box 1000, Tejon Ranch, California 93243. The Nominating Committee does not evaluate candidates differently based on who has made the recommendation. Stockholders may also nominate persons for election to the Board by providing timely notice in writing to the Secretary of the Company pursuant to the procedures set forth in the Company’s Certificate of Incorporation. See “Stockholder Proposals for 2018 Annual Meeting” for additional information on the procedure for stockholder nominations.

The Nominating Committee has the authority under its charter to hire and pay a fee to outside counsel, experts, or other advisors to assist in the process of identifying and evaluating candidates. No such outside advisors were used during 2016, and, accordingly, no fees were paid to such advisors during 2016. Past practice has been for the Nominating Committee to seek recommendations for new directors from current directors, the Chief Executive Officer, and outside advisors.

CODE OF BUSINESS CONDUCT AND ETHICS AND CORPORATE GOVERNANCE GUIDELINES

The Board has adopted a Code of Business Conduct and Ethics, which is applicable to all directors, officers, and employees. It also has adopted Corporate Governance Guidelines to guide its own operations. Both documents (including Attachment A to the Corporate Governance Guidelines, which constitutes the Company’s Independence Standards) are available on the Company’s web-site, www.tejonranch.com, in the Corporate Governance section of the Investor Relations webpage, and are available in print form upon request to the Corporate Secretary, P.O. Box 1000, Tejon Ranch, California 93243.

SUCCESSION PLANNING

The Board, with the assistance of the Compensation Committee, oversees succession plans for the Chief Executive Officer and other senior executive officers. These plans relate both to succession in emergency situations and longer-term succession. As set forth in the Corporate Governance Guidelines and Compensation Committee Charter, the Compensation Committee reviews the Company’s succession planning for senior executive officers at least annually. The Chief Executive Officer also provides the Board with input regarding these matters.

BOARD’S ROLE IN RISK OVERSIGHT

The full Board oversees the Company’s risk management process. The Board oversees a Company-wide approach to risk management, designed to enhance stockholder value, support the achievement of strategic objectives, and improve long-term organizational performance. The full Board determines the appropriate level of risk for the Company generally, assesses the specific risks faced by the Company, and reviews the steps taken by management to manage those risks. The full Board’s involvement in setting the Company’s business strategy facilitates these assessments and reviews, culminating in the development of a strategic plan that reflects both the Board’s and management’s consensus as to appropriate levels of risk and the appropriate measures to manage those risks. The full Board assesses risk throughout the enterprise, focusing on risks arising out of various aspects of the Company’s strategic plan and the implementation of that plan, including financial, legal/compliance, operational/strategic, and compensation risks. In addition to discussing risk with the full Board, the independent directors discuss risk management during executive sessions without management present.

While the full Board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, the Audit Committee focuses on financial risk, including internal controls, and discusses the Company’s risk profile with the Company’s internal auditors. The Audit Committee also reviews potential violations of the Company’s Code of Ethics and related corporate policies. The Compensation Committee periodically reviews compensation practices and policies to determine whether they encourage excessive risk-taking. Finally, the Nominating Committee manages risks associated with the independence of directors and Board nominees. Pursuant to the Board’s instruction, management regularly reports on applicable risks to the relevant committee or the full Board, as appropriate, additional review or reporting on risks is conducted as needed or as requested by the Board and its committees.

The Compensation Committee has also reviewed the design and operation of the Company’s compensation structures and policies as they pertain to risk and has determined that the Company’s compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on the Company.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our compensation program for the following individuals, all of whom are considered NEOs for 2016.

Name	Title
Gregory S. Bielli	Chief Executive Officer
Allen E. Lyda	Chief Financial Officer
Joseph N. Rentfro	Executive Vice President, Real Estate
Hugh F. McMahon	Executive Vice President, Commercial/Industrial Development
Dennis J. Atkinson	Senior Vice President, Agriculture and Water

This CD&A describes the components of our executive compensation program, providing a discussion of our executive compensation philosophy, policies, and practices. It also describes how and why the Compensation Committee of the Board arrived at specific 2016 executive compensation decisions and the factors the Compensation Committee considered in making those decisions.

Executive Summary

Our executive compensation program aligns with our strong pay-for-performance philosophy and ties a substantial portion of executive compensation to the achievement of annual and long-term strategic objectives directly tied to the creation of stockholder value. The objectives of our executive compensation program are to (i) drive performance against critical strategic goals designed to create long-term stockholder value and (ii) pay our executives at a level and in a manner that ensures Tejon Ranch is capable of attracting, motivating, and retaining top executive talent.

Our primary business objective is to maximize long-term stockholder value through the monetization of our land-based assets. This is accomplished by moving our assets up the value creation chain through the entitlement process, the mapping process, and ultimately to development. A key element of our strategy is to provide entitled land for large scale residential and mixed-use real state communities to serve the growing population of Southern and Central California. We are currently engaged in commercial sales and leasing at our fully operational commercial/industrial center, and are in the mapping process and entitlement process for our three major residential projects. All of these efforts are supported by diverse revenue streams generated from other operations, including farming, mineral resources, and our various joint ventures.

Company Performance 2016

•    Net income available to common stockholders for fiscal 2016 was $558,000, representing earnings per common share of $0.03, compared with $2,950,000, or earnings per common share of $0.14, for fiscal 2015. The year-over-year reduction was mainly due a decrease in farming profits of $4,877,000. This decrease was partially offset by a $774,000 increase in equity in earnings of unconsolidated joint ventures compared with 2015 and a $1,044,000 gain on sale of an operating property during 2016.

•    Revenues and other income were $54,334,000 in fiscal 2016, a decrease of $4,046,000, or 6.9%, compared to revenue and other income of $58,380,000 in 2015. Commercial revenues increased 14.1% year over year, primarily related to the sale of 2.4 acres of land for $1,193,000 within Tejon Ranch Commerce Center to a hotel developer, the Company recognized $710,000, in gain in 2016. In addition, the Company recognized a gain of $1,044,000 from the sale of a non-core operating property. These increases were offset by a 21.8% decrease in farming revenue, attributed to lower than expected commodity prices in 2016, specifically almond prices, which decreased 24.9%, or $0.83 per pound. Mineral resource revenues also declined $963,000 year-over-year, primarily due to slumping oil prices compared with 2015. See following chart for summary of revenues.

	2016	2015
Total operating revenues	$45,577,000	$51,147,000
Total other income	615,000	909,000
Gain on sale of real estate	1,044,000	—
Equity in earnings of unconsolidated joint ventures	7,098,000	6,324,000

Total Revenue and Other Income	$54,334,000	$58,380,000

Internally management is measured using a non-GAAP revenue number that includes total sales proceeds from real estate sales rather than the GAAP presentation of recognizing only the gain on sales from real estate. The adjustment is as follows:

	2016	2015
Total revenues and other income	$54,334,000	$58,380,000
Gain on sale of real estate	(1,044,000)	—
Sales proceeds from sale of real estate	4,700,000	—

Total	$57,990,000	$58,380,000

2016 Company Highlights

• In January 2016, we delivered a multi-tenant building located at Tejon Ranch Commerce Center-East to Habit Burger and Baja Fresh, both of which began operations in 2016.

•    In August 2016, we entered into a limited liability company agreement, forming a joint venture with Majestic Realty Co. to purchase, own, and manage a fully-leased, 651,909 square-foot industrial building located at the Tejon Ranch Commerce Center. The joint venture purchased the building in September for $24.8 million which was financed through a $21.1 million promissory note guaranteed by both partners. Each member of the joint venture has a 50% interest.

•    In September 2016, we entered into a second limited liability agreement, forming a joint venture with Majestic Reality Co. for the development, ownership, and management of a 480,480 square-foot industrial building at the Tejon Ranch Commerce Center. The Company is in the process of planning and designing the building. Each member of the joint venture has a 50% interest.

• In December 2016, the Kern County Board of Supervisors unanimously approved the development of the Company’s Grapevine at Tejon Ranch community.

Declines in total revenue and net income during 2016 led to EBITDA and total revenues, the annual corporate incentive bonus quantitative metrics, being below the target goal levels for the year. These metrics are discussed below under “Annual Performance-Based Incentives.” Revenue and operating profit goals for commercial/industrial real estate were above the target goal level. Revenue and operating goals for farming were below target for revenue and below the threshold level for operating profits. The NEOs met the 2014 rolling three-year cash flow objectives at 98% of the target award level. The rolling three-year cash flow metric is described in the equity compensation section. The grants associated with the 2014 three-year cash flow metric were paid out during March 2017. The number of stock units that vested in 2017 is identified in the footnotes to the Outstanding Equity Awards at 2016 Fiscal Year-End table that begins on page 47.

For 2016, the Compensation Committee made the following decisions:

1.	The Chief Executive Officer’s (CEO’s) salary remained at $600,000 for 2016. At the beginning of 2016, the other NEOs’ salaries were increased by 3%. These adjustments are described in more detail below.

2.	The Compensation Committee, which was approved by the Board of Directors, granted to the CEO a one-time supplemental long-term stock incentive opportunity. The performance stock opportunity provides the CEO with the opportunity to earn up to an additional 158,982 shares of stock at maximum achievement. This stock opportunity is described in more detail in the equity compensation section.

3.	For each NEO, the earned annual incentive plan bonus for 2016 was paid out entirely in cash.

Consideration of Say-on-Pay Results

At our 2016 Annual Meeting, our stockholders expressed support for our executive compensation program, with 65% of stockholders casting votes in favor of the advisory vote proposal. As a result of the 2015 and 2016 advisory vote, the Company reached out to receive input from our largest investors. In terms of stockholder outreach, we received feedback regarding our executive compensation program from stockholders representing in the aggregate more than 40% of the Company’s voting stock. When evaluating our 2016 and 2017 executive compensation programs, the Compensation Committee considered feedback we received from these stockholders, such as the need to tie long-term equity awards to performance goals and to stock return metrics. The Company also considered feedback from the Compensation Committee’s independent consultant. After careful consideration of these results, and feedback as well as other factors described herein, the Compensation Committee determined that the Company should continue forward with the direction of tying compensation to long-term milestone and performance goals. These goals will be tied to the Company’s long-term real estate development objectives of entitlement of land for development, development of land, and management of cash and capital allocations. During 2016, the Compensation Committee adjusted the CEO’s long-term performance stock compensation to include a Total Stockholder Return (TSR) component. The Compensation Committee also reviewed peer companies and adjusted our peer group to better reflect the Company’s activities.

2017 – The Year Ahead

The Company believes 2017 will be a challenging year in terms of the accomplishment of corporate objectives. The challenges of 2017 relate to the continuing possibility of low oil production on our land; the decline in farm crop prices, especially almonds and pistachios; water management as we allocate our water resources to our permanent crops of almonds, pistachios, and wine grapes and to real estate development; and the anticipated decline in water sales during 2017 as a result of increased rain and snow in California. The above items will challenge us in meeting our 2017 budgeted revenue and cash flow objectives. Our successes may come from the successful approval of the specific plan for our Centennial development and the approval of the Mountain Village tentative tract map during 2017.

General Objectives and Compensation Philosophy

The compensation program for our NEOs is designed to align management’s incentives with the long-term interests of our stockholders and to be competitive with comparable employers. Our compensation philosophy recognizes the value of rewarding our NEOs for their past performance and motivating them to continue to excel in the future. The Compensation Committee has developed and maintains a compensation program that rewards superior performance and seeks to encourage actions that drive our business strategy. Our compensation strategy is to provide a competitive opportunity for senior executives, taking into account their total compensation packages, which include a combination of base salary, an annual cash-based incentive bonus, and long-term performance-based equity awards. At the NEO level, our incentive compensation arrangements are designed to reward the achievement of long-term milestone objectives related to real estate development that are measurable and instrumental to our success. This will drive the creation of value, as well as the achievement of year-to-year operating performance goals.

Overall Compensation Plan Design and Core Tenets

The compensation policies developed by the Compensation Committee are based on the philosophy that compensation should reflect both financial and operational performance of the Company, the success of the Company in achieving real estate development milestones, and the individual performance of the executive. The Compensation Committee also believes that long-term incentives should be a significant factor in determining compensation, particularly because the business of real estate development, including obtaining entitlement approvals and completing development, and many of the other actions and decisions of our NEOs, requires a long time horizon before the Company realizes a tangible financial benefit. The following core tenets inform the design of our compensation plan.

Competitive Pay Opportunity

✓ We pay competitively to attract, motivate, and retain the executives who drive our success and industry leadership.

Equity Incentives

✓ A significant percentage of annual target pay opportunity is in equity to incentivize a long-term focus and strong alignment with stockholders.

Sustainable Long-Term Performance

✓ A large majority of total pay is subject to multi-year vesting or performance requirements.

Explicit Pay and Performance Link

✓ We explicitly tie pay to performance by delivering a large majority of pay through performance-based incentives.

Compensation Governance

✓ We discourage unnecessary and excessive risk-taking through our vesting and stockholding requirements and clawback provisions.

Our Executive Compensation Best Practices

WHAT WE DO	WHAT WE DO NOT DO
✓ Utilize multiple performance metrics in our incentive plans tied to our short- and long-term goals	× Provide tax gross-ups for executive officers on perquisites or change-in-control severance payments

✓ Employ common short-term goals for the majority of our NEOs’ bonus opportunities	× Allow hedging of TRC stock

✓ Provide a majority of equity compensation opportunity through performance-based goals	× Allow pledging of TRC stock

✓ Align long-term equity opportunity to project milestones that relate to stockholder value creation	× Allow holding of TRC stock in margin accounts

✓ Adhere to an executive compensation recovery, or clawback, policy to ensure accountability	× Reprice or replace equity awards

✓ Require executives and directors to own Company stock to reinforce the alignment of their interests with those of our stockholders	× Provide “single trigger” cash severance based solely upon a change in control of the Company

✓ Utilize an independent compensation consultant who reports directly to the Compensation Committee	× Provide large bonus payouts without justifiable performance linkage

✓ Recognize an independent Chairman of the Board in our corporate governance structure	× Provide guaranteed bonuses

✓ Provide an annual stockholder “say on pay” vote

The Role of the Compensation Committee in Setting Compensation

The Compensation Committee of the Board approves all compensation and awards to senior management, including the Chief Executive Officer and the other NEOs. The Compensation Committee independently reviews and establishes the compensation levels of the Chief Executive Officer; it also reviews the performance of the Chief Executive Officer and discusses his performance with him. At the beginning of the year, the Chief Executive Officer works with the Compensation Committee to establish his goals and objectives to be evaluated throughout the year. For the remaining executive officers, the Chief Executive Officer makes recommendations as to compensation levels, including grants of equity awards, for final approval by the Compensation Committee, which then makes its recommendation to the full Board for approval.

The Role of the Compensation Consultant

In accordance with its Charter, the Compensation Committee has the sole authority to retain and terminate independent consultants on matters of executive compensation and benefits, including sole authority to approve the consultant’s fees and other retention terms. The Compensation Committee also has the authority to obtain advice and assistance for internal and external legal, accounting, or other advisors. The Compensation Committee utilizes the POE Group, Inc. as its compensation consultant. The POE Group reports directly to the Compensation Committee. The POE Group was not engaged to perform any additional services beyond its support of the Compensation Committee.

In reviewing conflicts of interest, our Compensation Committee considered the following six factors with respect to the POE Group:

• The provision of other services to the Company.
• The amount of fees received from the Company as a percentage of the POE Group’s total revenue.
• The policies and procedures of the POE Group that are designed to prevent conflicts of interest.
• Any business or personal relationship of the POE Group with a member of the Compensation Committee.
• Any Company stock owned by the POE Group.
• Any business or personal relationship of the POE Group with any of the Company’s executive officers.

Upon consideration of these factors, our Compensation Committee concluded that the engagement of the POE Group did not present any conflicts of interest.

In connection with its engagement by the Compensation Committee, the POE Group has:

• Provided information, insights, and advice regarding compensation philosophy, objectives, and strategy.
• Recommended peer group selection criteria and identified and recommended potential peer companies.
• Provided preliminary analysis of competitive compensation practices for NEOs.
• Consulted with the Compensation Committee on long-term incentive and equity plan design.
• Reviewed and commented on recommendations regarding CEO and NEO compensation.
• Advised the Compensation Committee on specific issues as they arose.

The total amount of fees paid to the POE Group for 2016 was $41,287.

Compensation Risk Assessment

As part of its risk assessment process, the Compensation Committee reviewed material elements of executive and non-executive employee compensation. The Compensation Committee concluded these policies and practices do not create risk that is reasonably likely to have a material adverse effect on the Company.

The structure of our compensation program for NEOs does not incentivize unnecessary or excessive risk-taking. The base salary component of compensation does not encourage risk taking because it is a fixed amount. The incentive plan awards have these risk limiting characteristics:

✓ Annual incentive awards for each NEO are limited to the fixed maximum specified in the incentive plan. Cash awards under the annual incentive plan are limited to 150% of the target cash award.

✓     Annual incentive awards are based on a review of a variety of performance factors, thus diversifying the risk associated with any single aspect of performance, while amounts received from performance stock awards do not vary directly based on an individual executive officer’s performance.

✓ The variable compensation program places a greater weight on long-term plans as compared to short-term plans.
✓ Cash-based incentive plans provide the highest weighting on overall corporate performance.
✓ Stock awards are not tied to formulas that could focus our NEOs on specific short-term outcomes.

✓     The Compensation Committee, which is composed of independent members of our Board, approves final incentive plan cash and stock awards in its discretion after reviewing executive and corporate performance.

✓ Awards are subject to our clawback policy.
✓ The majority of long-term value is delivered in shares of the Company with a multi-year vesting schedule, which aligns the interests of our NEOs to the long-term interests of stockholders.
✓ NEOs are subject to our executive stock ownership requirements.

2016 Executive Compensation Plan Developments

Our annual incentive compensation plan (“AICP”) has four primary performance measures:

1.	Achievement of targeted corporate earnings before income taxes, depreciation, and amortization (“EBITDA”).

2.	Achievement of targeted corporate revenue.

3.	Achievement of two short-term milestone goals, which are defined each year.

4.	Divisional quantitative / individual measures.

The specific weight attached to each performance measure is dependent on each position’s responsibilities. Corporate goals have a greater weight than divisional goals for all positions. This encourages mutual accountability among the executive team.

Our long-term incentive plan (“LTIP”) consists of three equity delivery vehicles:

1.

Project-related milestone grants reflect the first phase of stockholder value creation. The performance milestone focus is on identifying projects, securing approvals, and project implementation of our real estate holdings. These milestone performance units have specific defined goals that are measurable and not subjective. The timeframe associated with the project-related milestones is three years, reflecting the long-term nature of our business. This component of our LTIP delivers 40% of the long-term compensation opportunity. Project-related milestones are awarded once each three-year period and are tied to specific milestones. The first three-year period began with 2014 performance milestone grants. New performance milestone grants were determined by the Compensation Committee for the next three-year measurement period beginning in 2017 and are described in more detail below.

2.	Three-year performance share grants capture the second phase of value creation: the management and creation of cash flow. The Compensation Committee has selected three-year cumulative corporate operating cash flow as the performance share plan metric. This component of our LTIP delivers 40% of the long-term compensation opportunity.

3.	Time-vested restricted stock units are the final component of our LTIP. This element in the plan design recognizes the inherent risk in large-scale land development. Time-vested restricted stock units help balance the performance orientation of our approach with the objective of retaining our executive team. The grants vest one-third each year for three years. This component of our LTIP delivers 20% of the long-term compensation opportunity.

The Compensation Committee believes that the changes to our executive compensation program approved in 2014 encourage mutual accountability among our executive team while focusing the team on important goals in the short and long term. Furthermore, our new long-term design reflects the value creation process inherent in large-scale land development by first identifying projects, securing entitlements, and mapping projects, and then developing the projects to maximize financial returns.

2017 Executive Compensation Plan Developments

At the end of 2016, the Board of the Company, on the recommendation of the Compensation Committee, approved the 2017-2019 performance milestone measurement objectives that will be used to measure the vesting of performance milestone grants. The objectives are:

1.	Create a destination retail development program on land adjacent to the Outlets of Tejon and begin construction of that program. Grant Date value of award equals 35% of total.

2.	Provide assistance in obtaining approval of and/or be a part of an approved ground water sustainability agency for the White Wolf Basin and the Castac Lake Basin. Grant date value of award equals 40% of total.

3.	Develop a program for the development of one of our residential master plans through a joint venture agreement, a letter of intent with a potential joint venture partner, or a program to develop the identified community ourselves. Grant date value of award equals 25% of total.

Shares were granted in March 2017 with a target vesting date of December 2019. Maximum award achievement is 150% of target and occurs if performance objectives are achieved ten months prior to target date. Threshold award achievement is 50% of target and occurs if objectives are achieved no more than ten months after the target vesting date. The following table identifies the target value and target shares granted:

	Target Value	Target Shares
Gregory S. Bielli	$1,500,000	65,076
Allen E. Lyda	556,654	24,150
Joseph N. Rentfo	470,475	20,411
Dennis J. Atkinson	257,142	11,156
Hugh F. McMahon	446,582	19,374

Pay Mix Analysis

The target mix of total compensation elements for our NEOs, as a percentage of total compensation, is set forth in the table below. The first set of exhibits illustrates the three-year compensation target selected by the Compensation Committee. We show a three-year period to account for the granting of project milestone equity performance grants that occurs once every three years. A project milestone grant was most recently made in March 2017 and prior to that in 2014. For comparison purposes, the second set of exhibits shows the 2014 – 2016 actual granted pay mix. The actual to target comparison shows that we are in line with the three-year target and that the CEO’s long-term equity portion has increased as a percentage of his total compensation. This increase in the CEO’s long-term equity compensation is consistent with the intent of the Compensation Committee to have a greater percentage of pay tied to equity performance milestones.

	Variable Compensation
Named Executive Officer : Target Mix	Base Salary	Annual Incentives	(2) Long-Term Equity
CEO 3-Year Target (1)	25%	25%	50%
Other NEOs 3-Year Target (1)	34%	21%	45%

In comparison to the above three-year target pay mix the actual granted pay mix is shown in the chart and table below:

Named Executive Officer – Actual Granted Pay Mix	Base Salary	Annual Incentives	(2) Long-Term Equity
CEO 3-Year Target (1)	20%	24%	56%
Other NEOs 3-Year Target (1)	31%	22%	47%

1.	The three-year measurement period covers 2014 – 2016. LTIP project milestones are only granted in the first year of the three-year period.
2.	Includes LTIP project milestones that are granted once every three years and are tied to specific milestones that lead to the achievement of development objectives. For this three-year period, LTIP project milestones were granted in 2014.

Also illustrated is the 2016 actual pay mix for our CEO and other NEOs compared to the peer group, based on data for 2015. 2016 is the end of a three-year measurement period; therefore, the comparison does not include project milestone equity grants that were granted in 2014.

		Variable Compensation
Named Executive Officer	Base Salary	Incentives	Equity
CEO 2016 Actual	18%	19%	63%
2015/2016 Average Peer Data - CEO	26%	26%	48%

		Variable Compensation
Named Executive Officer	Base Salary	Incentives	Equity
Other NEOs 2016 Actual	39%	23%	38%
2015/2016 Average Peer Data - Other NEOs	44%	25%	31%

The pay component percentages illustrate that variable compensation comprises a significant percentage of total compensation. The emphasis on variable compensation supports the Compensation Committee’s goal of a pay-for-performance orientation with a significant percentage of total compensation at risk. Also evident in the tables above is the importance placed by the Compensation Committee on long-term compensation elements. The Company’s business is long-term in nature. Therefore, the compensation program places strong emphasis on long-term pay opportunity to link the executive pay programs to the business strategy.

The chart below compares the five-year change in CEO compensation and the change in value of $100 invested in the Company (indexed total stock return, or TSR). CEO compensation has increased over the period, while the change in value of the $100 investment has slightly decreased over the period. CEO compensation in 2014 was higher than in other years due to three-year performance milestone grants awarded that year, and 2016 compensation increased as a result of the supplemental performance milestone grants that potentially vest at the end of 2017 and 2019. The 2014 milestone grants, which comprised a significant portion of long-term compensation, represented long-term pay opportunity for 2014 – 2016.

Market Comparison Review – 2016 Peer Group

Although the Compensation Committee does not believe that it is appropriate to establish compensation levels based solely on market comparisons or industry practices, the Committee believes that information regarding pay practices at other companies is useful in three respects. First, marketplace information is one of the many factors that the Compensation Committee considers in assessing the reasonableness of compensation. Second, it recognizes that our compensation practices must be generally competitive for executive talent in the real estate, land development, and agriculture industries and the market overall. Third, it recognizes that marketplace information reflects emerging and changing components and forms of compensation. While the Compensation Committee considers peer compensation levels and practices when making its compensation decisions, it does not target compensation at any particular point within a range established by a comparison of the financial performance or compensation levels of our peer companies.

In 2016, the Compensation Committee, with guidance from our independent compensation consultant, the POE Group, reviewed our 2015 peer group. The goal was to identify companies that are engaged in real estate development activities and are appropriate for comparison purposes based on revenues and market capitalization. The Compensation Committee compared NEOs’ total compensation against the peer group when evaluating 2016 compensation. In comparison to the peer group, TRC CEO pay is at the top of the rankings as a result of a supplemental performance grant in early 2016 as described in the Equity Compensation section beginning on page 38.

Note in the table below that TRC’s revenue is below the majority of the peer group, but market capitalization is at the peer group median. The Compensation Committee believes that market capitalization is a more appropriate criteria for comparison to peer companies, considering that our primary assets are under development and are not yet producing their projected revenues.

The peer group data is based on 2015 and 2016 results and consisted of the following companies:

Agree Realty	Forestar Group
Alexander & Baldwin	Kite Realty Group
Alico	Limoneira
AV Homes	One Liberty Properties
BRT Realty Trust	Retail Opportunity Investments
Consolidated-Tomoka Land	Saul Centers
Cousins Properties	St. Joe Co.
First Industrial Trust	Stratus Properties

Peer Company Data Comparison

(Dollars in Millions)	Peer Median (1)	Tejon (2)	Tejon Ranking
Total Revenues	$168	$54	3%
Market Capitalization	$721	$529	47%
Net Income	$18	$.6	8%
Total Compensation - CEO	$2.2	$3.3	83%

(1)	Peer company data as of December 31, 2015; September 30, 2016; and October 31, 2016.
(2)	Tejon company data as of December 31, 2016.

Elements of Compensation

The Compensation Committee seeks to create a compensation plan that is balanced in its use of short-term and long-term compensation elements in order to align management’s incentives with the long-term interests of our stockholders. In developing the compensation plan, the Compensation Committee seeks to be aware of changing economic and industry conditions, as well as changing compensation trends. To achieve these objectives, the plan uses a variety of compensation elements as described below.

Compensation Component	Objective	Characteristics
Base Salary	Provide a fundamental level of compensation to the NEOs for performing their roles and assuming their levels of responsibility.	Fixed cash component, annually reviewed and adjusted from time to time based on performance and peer group analysis.

Annual Incentive Bonus	Drive the achievement of performance goals in a particular fiscal year.	Annual incentive bonuses are paid in cash. This performance- based bonus opportunity is based on the achievement of quantitative and qualitative goals.

Long-Term Incentive Compensation	Promote the achievement of our long-term financial goals and development milestone goals to create value by aligning NEO and stockholder interests, promoting NEO retention, and rewarding NEOs for performance over time.	Long-term incentive compensation is in the form of performance shares and time- vested awards. The payout of performance shares is based on the achievement of targets set by the Compensation Committee related to cash flow management and the achievement of measurable performance goals and development milestones.

Base Salaries

When establishing base salaries, the Compensation Committee takes into account each NEO’s performance of his role and responsibilities and, to the extent useful, the range of compensation of comparable executives in a peer group. The Compensation Committee believes that compensation objectives are effectively met when a majority of an executive’s compensation is composed of performance-based bonuses and long-term incentive compensation, rather than fixed compensation such as base salaries. We believe that having the overall compensation emphasis on long-term equity incentives instead of short-term fixed compensation better aligns management with stockholders.

The Compensation Committee approved the following 2015 and 2016 base salaries for our NEOs.

Name	2015 Salary	2016 Salary	Percent Increase	Peer Group Rank
Gregory S. Bielli	$600,000	$600,000	0%	70%
Allen E. Lyda	$291,500	$300,245	3%	46%
Joseph N. Rentfro	$250,000	$256,250	3%	25%
Dennis J. Atkinson	$201,984	$208,044	3%	20%
Hugh F. McMahon	$235,000	$240,875	3%	21%

Mr. Bielli’s 2016 base salary did not increase from 2015. The Compensation Committee determined mid-year 2015 to provide Mr. Bielli with an adjustment in base salary from $500,000 to $600,000. The analysis the Compensation Committee undertook to support the increase included comparison of CEO salaries in the peer group, recognition of Mr. Bielli’s leadership and contribution to our short-term goals, the general experience of the Compensation Committee’s members in our industry, the Company’s current stage within the land development process, the current economic environment, the status of the current real estate industry and market, and how these factors impact current compensation levels.

The base salaries for Mr. Lyda, Mr. Rentfro, Mr. McMahon, and Mr. Atkinson were increased by 3% for 2016. When granting these salary increases, the Compensation Committee, along with the Chief Executive Officer, performed an annual review of each of the other NEOs’ salaries and evaluated changes to base salary. This review considered several factors, including peer group information, the market for similar job functions, the economic environment, and the general experience of the Compensation Committee members.

In December 2016, the Compensation Committee determined that for 2017, our Chief Executive Officer’s salary would increase to $625,000 and the base salaries of the other NEOs would be increased by 3%, with the exception of Mr. Rentfro, whose salary will be increased by 2% for 2017. In determining the 2017 salary levels, the Compensation Committee evaluated overall Company performance, peer group information, base salary compensation in relation to total compensation, and information from the POE Group, our compensation consultant.

Annual Performance-Based Incentive

Tejon’s practice is to award annual incentive bonuses based upon the achievement of performance objectives established at the beginning of each year. At least 50% of the annual incentive bonus for each NEO is based upon corporate total revenues and EBITDA. At least 20% of the annual incentive bonus for each NEO is tied to corporate short-term objectives that are defined and measurable. The remaining 30% of the annual incentive is tied to divisional revenues and earnings and identified individual objectives that the Compensation Committee believes are important for the particular NEO to focus on in the context of achieving the Company’s long-term strategic goals and creating stockholder value. Annual incentive bonuses are paid in cash. The attainment of each year’s quantitative financial goals for each of the NEOs is uncertain and is dependent upon factors such as real estate sales and leasing programs, the timing of entitlement activities for our developments, and the uncertainty inherent in our farming and mineral operations due to the commodity nature of the products we produce and the fact that we do not know the ultimate price we will receive for our products each year. The achievement of individual objectives tied to land entitlement, development, and conservation efforts is highly dependent on working with groups outside of the Company, such as government agencies, local county planning departments, and environmental resource groups, all of which make the timing of achieving specific steps in the process very complicated. Accordingly, goal achievement under the annual bonus plan is not guaranteed.

The following chart provides the performance level weightings for the Chief Executive Officer and the other NEOs who were employed for the entire fiscal year and were eligible to receive an annual performance-based incentive bonus.

Weighted Measures	Gregory S. Bielli - Chief Executive Officer	Allen E. Lyda - Chief Financial Officer	Joseph Rentfro - EVP Real Estate	Dennis J. Atkinson - SVP Agriculture	Hugh F. McMahon - EVP Commercial
	Corporate Quantitative Measurements
EBITDA	40%	40%	40%	40%	40%
Total Company Revenue	10%	10%	10%	10%	10%

Corporate Quantitative Measurements	50%	50%	50%	50%	50%

	Corporate Short-Term Objectives
Centennial Joint Venture Restructure	15%	15%	15%	10%	10%
Phase II of Outlet at Tejon	15%	15%	15%	10%	10%

Corporate Short-Term Objectives	30%	30%	30%	20%	20%

	Divisional Quantitative / Qualitative Measurements
Division Revenue	0%	0%	0%	6%	6%
Division Net Operating Income	0%	0%	0%	9%	9%
Individual Objectives	20%	20%	20%	15%	15%

Divisional Quantitative/Qualitative Weighting	20%	20%	20%	30%	30%

Total Weighting	100%	100%	100%	100%	100%

Generally, the Chief Executive Officer’s individual objectives are tied to land entitlement, public outreach in support of entitlement, and development and conservation goals as well as operational, strategic planning, and staffing objectives. The individual objectives for the other NEOs are generally related to land entitlement, development, and operational goals that support the achievement of corporate entitlement and development goals. The Compensation Committee, after taking into account the Chief Executive Officer’s recommendations, sets the specific weighting for the individual objectives of each NEO at 15% to 20% of the total annual bonus. This judgment is based on the relative importance of a specific objective in moving the Company forward in achieving its long-term goals and objectives, and also each NEO’s direct role in achieving such objective.

The annual incentive plan is structured and bonus levels are determined based upon the level of achievement of threshold, target, and maximum performance of quantitative and qualitative objectives. If achievement of a performance objective is below threshold, no incentive bonus is earned for that objective, and if achievement is greater than maximum, the maximum bonus level is earned. The Chief Executive Officer and the other NEOs have different cash incentive pay levels (expressed as a percentage of base salary) for achievement at the threshold, target, and maximum levels. These percentage levels are based on a 2014 Compensation Report prepared by the POE Group that compared prior target bonus levels with market levels and determined that the Company was below competitive levels.

The target percentage levels are outlined below.

	Threshold	Target	Maximum
Gregory S. Bielli, Chief Executive Officer	50.00%	100.00%	150.00%
Allen E. Lyda, Chief Financial Officer	35.00%	70.00%	105.00%
Joseph N. Rentfro, EVP, Real Estate	35.00%	70.00%	105.00%
Dennis J. Atkinson, SVP, Agriculture	30.00%	60.00%	90.00%
Hugh F. McMahon, EVP, Commercial/Industrial	30.00%	60.00%	90.00%

Quantitative Financial Goal – Corporate

Because the achievement of entitlement and the beginning of development for our real estate projects is a very important long-term goal, and because Tejon does not generate significant revenue at this time, its short-term objectives, both quantitative and qualitative, are tied to metrics that are critical for the accomplishment of long-term goals. For our annual incentive, two corporate financial goals are considered: EBITDA and total corporate revenue. Total gross corporate revenue includes revenue from operations, gross sales of investment property, other income, and equity in earnings of unconsolidated joint ventures. Our definition of EBITDA is earnings before interest, taxes, depreciation, amortization, and non-cash stock compensation. We believe this is a more accurate measurement of the cash used in the operations of the Company. Each NEO’s weighting is different based on whether the officer has division revenue and operating income responsibility and the emphasis placed each year on division performance. EBITDA is being used with total revenue because at this stage in the Company’s business, EBITDA provides a better indicator of management’s creation of operating cash, which is critical to the funding of our entitlement and development efforts, since the Company has significant non-cash expenses each year. The following table outlines EBITDA and total revenue results for 2016.

Corporate Quantitative Goal	Threshold	Target	Maximum	Actual	% of Target
EBITDA *	$7,948,000	$10,597,000	$15,896,000	$9,528,000	89.91%
Total Revenue **	$43,511,000	$58,015,000	$87,023,000	$57,990,000	99.96%

These performance measurement numbers are determined based on calculations within the Company’s 2016 business plan and operating budget. The Compensation Committee uses data from each year’s annual budget because it is a reflection of what the Company believes will happen in the coming year. Our revenues are still very much driven by commodity markets where we do not have any control over pricing or, in the case of our agriculture business, the weather. Our best estimates of the coming year are included in each year’s operating budget, and the Compensation Committee feels this is a more accurate gauge of management than using a comparison to the prior year. The tables below reflect actual achievement shown in the format used by the Company internally to measure NEOs performance compared to the approved 2016 operating budget.

* EBITDA Actual 2016 Calculation (non-GAAP):
Net income attributable to common stockholders	$558,000
Net income attributable to non-controlling interest	(43,000)
Interest, net	(457,000)
Depreciation and amortization	4,549,000
Stock compensation expense	4,585,000
Income taxes	336,000

Total EBITDA	$9,528,000

** Total Revenue (non-GAAP):
Real Estate Commercial /Industrial (includes joint venture income and investment sales proceeds)	$21,236,000
Mineral Resources	14,153,000
Farming	18,648,000
Ranch Operations	3,338,000
Other Revenue	615,000

Total Revenue and Other Income – non-GAAP	$57,990,000
Proceeds from sale of real estate	(4,700,000)
Gain on sale of real estate	1,044,000

Total Revenue and Other Income (1)	$54,334,000

(1)	As shown in the 2016 Annual Report filed on Form 10-K.

Quantitative Financial Goal – Division

The following are the division financial results for the Executive Vice President, Commercial/Industrial Development and the Senior Vice President, Agriculture.

Name and Principal Position	Threshold	Target	Maximum	Actual	% of Target
Mr. McMahon - EVP Commercial
Revenue Goal	$14,441,000	$19,254,000	$28,881,000	$21,236,000	110%
Net Income Goal	$6,342,000	$8,456,000	$12,684,000	$10,480,000	124%

Mr. Atkinson - SVP Agriculture
Revenue Goal	$14,366,000	$19,154,000	$28,731,000	$18,648,000	97%
Net Income Goal	$383,000	$511,000	$767,000	$(25,000)	0%

In the setting of quantitative goals each year, we develop target goals through our annual budgeting process. We believe these are realistically attainable goals and that maximum achievement levels will be difficult to attain without significant effort and development of new business opportunities.

Individual Performance Objectives

In addition to the quantitative goals described above, the Chief Executive Officer’s annual incentive bonus in 2016 was based upon the achievement of individual performance objectives proposed by the Chief Executive Officer and agreed upon and approved by the Compensation Committee. These objectives are tied to business development and organizational goals that move the Company forward in achieving its long-term objectives, including the achievement of strategic milestones related to land development and entitlement efforts that the Compensation Committee and the Board believe to be critical to the achievement of the Company’s long-term business plan. Individual goals for 2016 specifically related to leading and directing a ranch-wide strategy to facilitate future successful entitlement of our development projects, overseeing an outreach strategy to build support for our entitlement programs in Los Angeles County and Kern County, obtaining approval in Kern County for Grapevine community entitlements, filing tentative tract maps for Mountain Village at Tejon, and overseeing the continued implementation of our water strategy. Based on approval of entitlements for the Grapevine community, filing of the tentative tract maps for Mountain Village, and the new joint venture arrangement with Majestic Realty for the development of a speculative building for lease and the ownership of a current leased building within TRCC, the Compensation Committee determined that the Chief Executive Officer achieved a maximum level of performance.

The other NEOs have more diverse individual performance goals than the Chief Executive Officer. These goals are generally tied to individual areas of responsibility, which focus on both short-term and long-term goals (including improving operational efficiencies and achieving milestones and other goals with respect to the Company’s long-term business strategy related to land entitlement, development, and conservation). Generally, the qualitative goals covered:

• Coordination regarding entitlement and permitting activity milestones for our Mountain Village community, Centennial community, and Grapevine community.
• Guiding the Company in working with various government agencies as a part of the entitlement process.
• Acquiring and managing water resources to include the drilling of new water wells.
• Development of speculative building for lease within Tejon Ranch Commerce Center.
• Selling investment building in Rancho Santa Fe by end of 2016.
• Opening of multi-tenant retail building in the first half of 2016 at Tejon Ranch Commerce Center.
• Meeting implementation dates related to farm developments.
• Expansion of investor relations program during 2016.
• Updating and filing of new shelf registration statement.
• Coordination with key Resource Organizations and the Tejon Ranch Conservancy to allow for successful entitlement of our development projects.

The Chief Executive Officer and the Compensation Committee evaluate the success of the NEOs (other than the Chief Executive Officer) in meeting their individual performance objectives, with final approval provided by the Compensation Committee. The Chief Executive Officer and the Compensation Committee note whether each objective was accomplished in the time frame designated and if the outcome achieved was as specified in the original objective.

2016 Performance Achievement

The following chart provides a breakdown of 2016 annual incentive award measurement by performance measurement category and the total 2016 incentive award as a percentage of salary. Final award measurement for the NEOs reflect actual results. The award measurement percentage for each NEO for each category is a number between target and maximum achievement for 2016. As an example, if the EBITDA goal achievement for a particular year was 25% in excess of target, then the award measurement for the CEO would be 125% for that year, or 1.25 times his target level of 100%.

Weighted Measures	Gregory S. Bielli - Chief Executive Officer	Allen E. Lyda - Chief Financial Officer	Joseph Rentfro - EVP Real Estate	Dennis J. Atkinson - SVP Agriculture	Hugh F. McMahon - EVP Commercial
	Corporate Quantitative Measurements
EBITDA	40.00%	40.00%	40.00%	40.00%	40.00%
Incentive Payout Factor	89.91%	62.94%	62.94%	53.95%	53.95%

Weighted Total (1)	35.96%	25.18%	25.18%	21.58%	21.58%

Total Company Revenue	10.00%	10.00%	10.00%	10.00%	10.00%
Incentive Payout Factor	99.96%	69.97%	69.97%	59.97%	59.97%

Weighted Total (1)	10.00%	7.00%	7.00%	6.00%	6.00%

	Corporate Short-Term Objectives
Blended Short-Term Objectives	30.00%	30.00%	30.00%	20.00%	20.00%
Incentive Payout Factor	86.60%	60.63%	60.63%	51.95%	51.95%

Weighted Total (1)	25.98%	18.19%	18.19%	10.39%	10.39%

	Divisional Quantitative / Qualitative Measurements:
Blended Revenue/Net Operating Income	0.00%	0.00%	0.00%	15.00%	15.00%
Incentive Payout Factor	0.00%	0.00%	0.00%	0.00%	71.09%

Weighted Total (1)	0.00%	0.00%	0.00%	0.00%	10.66%

Individual Objectives	20.00%	20.00%	20.00%	15.00%	15.00%
Incentive Payout Factor	150.00%	88.74%	61.00%	73.75%	74.66%

Weighted Total (1)	30.00%	17.75%	12.20%	11.06%	11.20%

	Total
Total Incentive Award as a Percentage of Salary	101.94%	68.12%	62.57%	49.03%	59.83%

(1)	Weighted total is calculated as the performance objective times the performance achievement factor.

Equity Compensation

The Compensation Committee believes that the long-term value of the Company will be driven by the execution of its long-term strategies. Accordingly, Tejon uses long-term incentives to align senior management’s interests with stockholders’ interests. The Compensation Committee believes that management should own stock and that teamwork among the management group is important in meeting business goals. Therefore, long-term milestone incentives are goal-based, with common performance measures for all participants to encourage teamwork.

Long-Term Equity Compensation Vehicle	Grant Frequency	Target Long- Term Vehicle Weight	Vesting	Purpose
Performance Related Milestone Grants	Every three years, new grant in 2017	40%	Cliff vesting at the end of the three-year period	To tie equity compensation to longer-term real estate development milestones
Three-Year Cash Flow Performance Shares	Annually	40%	Cliff vesting at the end of the three-year period	To measure and tie equity compensation opportunity to ongoing cash flow of our business, which is needed to fund our real estate development activities
Time-Vested Restricted Stock	Annually	20%	Three-year prorated vesting	To encourage share ownership and retention of executives

When granting three-year cash flow performance shares, the Company’s practice is to determine annually a dollar amount of equity compensation to be provided, and to grant a number of performance shares that have a fair market value equal to that amount on the date of grant. Vesting of these annual grants is tied to the achievement of a rolling three-year cash metric. The rolling three-year cash metric is budgeted cash provided from operations as calculated per GAAP for cash flow statements. For 2016, the dollar amount attributed to performance shares for the Chief Executive Officer was $480,000, and for the other NEOs it ranged from $84,000 to $180,000, depending on the importance of each NEO’s input to the successful achievement of the goal. The level of the target dollar amount for each named executive officer is based on the POE Group report from 2014 that recommended long-term compensation goals for each position. The shares granted are expensed based on the closing price of the stock on grant date.

The annual performance shares are tied to the achievement of the rolling three-year cash flow metric, described above. This performance metric was selected by the Compensation Committee as a measurement of management’s ability to create operating cash over an extended period at a time when cash demands will be high and net income will not be significant. For 2016, this cash flow measure covers the years 2016 through 2018 and has a cumulative cash from operations target of $34,924,000. The Company believes that achievement of this target level of performance will require significant effort and is dependent on the continued absorption of land at Tejon Ranch Commerce Center, improvement in oil and mineral revenues, maintenance of farm revenues at current levels, and progress with respect to pre-development activities at Mountain Village and entitlement activities at Centennial and Grapevine. Please refer to our Annual Report on Form 10-K for the year ended December 31, 2016 for additional information regarding entitlement and development activities. This target assumes we are moving forward in a positive manner with respect to our development projects. These grants vest after three years. The number of shares to be received is determined by the extent of performance achievement and can range from zero shares to the maximum award amount, which is 150% of the target award.

For the 2014 – 2016 period, the goal for cumulative cash from operations was $36,374,000. For the 2014 – 2016 period, goal achievement was 98% of the target objective, with actual cash from operations at $35,770,000. These grants, which are referenced in footnote 2 to the Outstanding Equity Awards at 2016 Fiscal Year-End table that begins on page 47, vested and were delivered in early March after approval by the Compensation Committee.

For Actual shares earned in respect of 2014 performance milestones are as follows:

Name	2014-2016 Performance Grants Cash from Operations
Gregory S. Bielli, Chief Executive Officer	11,242
Allen E. Lyda, Chief Financial Officer	5,028
Joseph N. Rentfro, EVP, Real Estate	N/A
Dennis J. Atkinson, SVP, Agriculture	2,323
Hugh F. McMahon, EVP, Commercial /Industrial	1,161

See the 2016 Grants of Plan Based Awards Table on page 46 for the number of shares granted to each NEO for the 2016-2018 rolling three-year period. The table below summarizes the outstanding (as of the end of 2016) performance share measurement goals.

(Dollars in thousands) Performance Grants	Threshold	Target	Maximum	Actual
2014-2016 Cash Flow Objective - Cash From Operations	$18,187	$36,374	$54,561	$35,770
2015-2017 Cash Flow Objective - Cash From Operations	$16,146	$32,292	$48,438	N/A
2016-2018 Cash Flow Objective - Cash From Operations	$17,462	$34,924	$52,386	N/A

During 2016, the Compensation Committee granted time-vested restricted stock to the NEOs. This element is seen as a balance to the strong performance orientation of both the LTIP and the annual incentive program, with the objective of retaining our executive team. The dollar value attributed to these shares is one-half the annual performance share grant. For 2016, the dollar amount for the Chief Executive Officer was $240,000, and for the other NEOs it ranged from $42,000 to $90,000.

In early 2016, the Board of Directors of the Company, on the recommendation of the Compensation Committee, approved and granted to the Chief Executive Officer a one-time supplemental long-term stock incentive compensation opportunity. The supplemental stock incentive provides the CEO with the opportunity to earn up to an additional 158,982 shares of stock at maximum achievement level, with a potential maximum grant date value of $3,000,000, primarily from the achievement of two multi-year strategic performance components through December 31, 2019. The Board and Compensation Committee awarded the CEO the supplemental incentive opportunity to increase his stock ownership in consideration of his relatively short tenure, for retention purposes, and to drive performance against critical long-term strategic development objectives, including a total stockholder return component. The milestone performance grant values described below are included in the Fiscal Year 2016 Summary Compensation Table.

Under the first component (“Component 1”), the CEO will have the opportunity to earn up to a maximum of 42,395 shares of stock with a grant date value of $800,000. The performance criteria for Component 1 is based on an increase of the net two-year Tejon Ranch Commerce Center-East (“TRCC-East”) revenue as a percentage of 2015 actual revenues over the measurement period from December 31, 2015 to December 31, 2017 as follows:

Increase in TRCC-East Revenue

Level of Performance	Below Threshold	Threshold	Maximum
Actual Performance	Below 40%	40% (75% of Max)	54%
Payout (% of Maximum)	0%	50%	100%

Note: Payout will be determined through interpolation for performance results between 40% and 54%

The second component (“Component 2”) allows the CEO the opportunity to earn up to a maximum of 90,090 shares of stock with a grant date value of $1,700,000, if, by December 31, 2019, full and clear entitlement is in place, a preliminary tract map is developed and approved, and the business plan is approved by the Board for Grapevine at Tejon Ranch and Mountain Village at Tejon Ranch.

A threshold award, at 50% of maximum, would be achieved if, by December 31, 2019, full and clear entitlement is in place, a preliminary tract map is developed and approved, and a business plan is approved by the Board for either Grapevine at Tejon Ranch or Mountain Village at Tejon Ranch. No prorated award will occur for results between threshold and maximum. No incentive award is earned for results below the threshold level described. Any award payment is made at the end of the measurement period and is conditioned upon the CEO remaining employed by the Company.

The third component (“Component 3”) is payable if and to the extent that the CEO is entitled to a payment pursuant to Component 1 and/or Component 2. Under Component 3, the CEO may earn up to an additional 26,497 shares of stock, which have a grant date value of $500,000, based on the Company’s total stockholder return relative to the Company’s peer group (“Relative TSR”), calculated for January 1, 2016 through December 31, 2017 for Component 1 and for January 1, 2016 through December 31, 2019 for Component 2, as follows:

Increase in TRC Relative TSR

Level of Performance	Below Threshold	Threshold	Maximum
TSR Performance relative to the Peer Group	50th Percentile or Below	51st Percentile	Greater Than the 75th Percentile
Incentive Modifier	0%	+ 10% of Earned Incentive	+ 20% of Earned Incentive

Note:

1.	TRC stock price must be at or above a $20.00 average for the last thirty days of the respective measurement periods in addition to meeting the relative TSR goal described in the chart above.
2.	Payout will be determined through interpolation for performance results between the 51st and 75th percentiles of the 2016 TRC peer group.

During 2016, Mr. Rentfro was granted 2014 performance milestone shares that were pro-rated based on his start of service in 2015. The measurement date for these shares was the end of 2016.

The Company does not have any program, plan, or practice to time equity awards in coordination with the release of material non-public information, nor does the Company time the release of material non-public information for the purpose of affecting the value of executive compensation.

Benefits and Perquisites

Retirement Plans

The Compensation Committee believes that retirement programs are important to the Company, as they contribute to the Company’s ability to be competitive with its peers and are consistent with Tejon’s philosophy of preferring long-term pay to short-term pay. For many of our employees, including the Chief Financial Officer, the Executive Vice President Commercial/Industrial, and the Senior Vice President Agriculture, Tejon provides a pension plan and a 401(k) plan. In addition, the Company provides for the Chief Financial Officer and the Senior Vice President Agriculture a supplemental executive retirement plan, or SERP. Based on their hiring dates, the Chief Executive Officer and the Executive Vice President Real Estate are not included in the pension plan or SERP, which were frozen as of February 1, 2007, but are included in the 401(k) plan. The Compensation Committee believes that retirement benefits are an important piece of the overall compensation package for the NEOs.

The NEOs may elect to defer cash- and equity-based compensation payable to them pursuant to the Company’s deferred compensation plan. This plan is designed to allow for retirement savings above the limits imposed by the IRS for 401(k) plans on an income tax-deferred basis. Cash amounts deferred into the plan are held in accounts with values indexed to the performance of selected mutual funds. Stock awards deferred into the plan can be converted to cash or kept in the Company’s stock. All participants to date have only deferred stock awards and have maintained stock in the plan. The Company does not provide a match on executive deferrals under the deferred compensation plan.

Change in Control Benefits

The Compensation Committee believes that stockholders’ interests will be best served if the interests of executive management are aligned with them, and that providing management with change in control benefits supports that objective by focusing executives on stockholder interests when considering strategic alternatives. Except for accelerated vesting of equity awards pursuant to our equity compensation plan, change in control benefits, as provided in a severance agreement with each of our NEOs, are only provided upon a termination of employment without cause or a resignation for good reason in connection with a change in control. Please refer to the Potential Payments Upon Termination or Change in Control table on page 51 of this Proxy Statement for a more detailed description and an estimate of value of these benefits. None of the agreements with our NEOs or other compensation plans or arrangements provide for a gross-up payment or reimbursement for excise taxes that could be imposed on the executives.

In addition to the foregoing change in control severance benefits, the NEOs who participate in the pension plan and SERP will also continue to be entitled to benefits under any existing pension plan and SERP as determined in accordance with the terms of those plans. If a named executive officer has been credited with more than 15 years of service, as of the effective date of termination, he or she shall also be credited with additional years of service under the plans for the period of salary continuation referred to above.

Separation or Severance Benefits

In some circumstances, the Compensation Committee believes it is in the Company’s best interest to provide a severance benefit in order to provide a smooth transition period for the Company when an executive leaves, even if the Company does not have a contractual obligation to provide a separation package. Separation benefits in the form of salary continuation and health benefits may be provided to departing executives on a case-by-case basis. These benefits have historically endured for approximately one year.

Unless the Compensation Committee determines otherwise, if an NEO’s employment with the Company is terminated for any reason, including death or disability, prior to vesting of all or any part of a restricted stock award or performance unit award, the NEO will forfeit to the Company the portion of the award that has not vested.

Perquisites and Other Personal Benefits

The Compensation Committee reviews annually the perquisites that NEOs receive. The primary benefits for the NEOs are Company vehicles and related maintenance. In addition, the Chief Executive Officer receives additional life insurance in excess of the insurance that is part of the Company’s broad-based life insurance policy. This additional insurance supplement is necessary to provide the same three-time salary benefit that other employees receive. These benefits are provided to attract and retain highly qualified executives, and because executives often place a higher value on these benefits relative to cost to the Company as compared to increases in cash compensation. In addition, the automobile benefit is provided to executives as well as other Company employees because the Company’s location and the size of the Company’s property necessitate extensive car travel.

Senior management also participates in the Company’s other benefit plans on the same terms as other employees. These plans include medical, dental, and life insurance.

Other Compensation Practices and Policies

Clawback Policy

The Company has a policy requiring a fixed course of action with respect to compensation adjustments following restatements of our financial statements. In the event that our Board determines there has been a restatement due to material noncompliance with any financial reporting requirement under the securities laws, the Board will review all incentive payments that were made to executive officers and all performance-based equity awards granted to executive officers that were vested in each case, on the basis of having met or exceeded such performance targets in grants or awards made during the three full fiscal years prior to the filing of the Current Report on Form 8-K announcing the restatement.

If such payments and/or vesting would have been lower had they been calculated based on such restated results, the Board will, to the extent permitted by governing law, seek to recoup for the benefit of the Company’s stockholders such payments to and/or equity awards held by executive officers who are found personally responsible for the material restatement, as determined by the Board, by requiring such executive officers to pay such amounts to the Company by set-off, by reducing future compensation, or by such other means or combination of means as the Board determines to be appropriate.

Stock Ownership Guidelines

The Company’s stock retention guidelines are as follows:

Position	Stock Multiple
Chief Executive Officer	5.0 x Base Salary
Chief Financial Officer	3.0 x Base Salary
Other NEOs	2.0 x Base Salary

All NEOs are expected to make reasonably steady progress toward these ownership guidelines each year. The Chief Executive Officer has until 2018 to meet the guidelines, and the Executive Vice Presidents of Real Estate and Commercial/Industrial have until 2020 to reach their guidelines based on their participation dates in 2015. The Chief Financial Officer and the Senior Vice President Agriculture have met the stock ownership guidelines. The Compensation Committee reviews such progress annually. Since these guidelines are not a contractual basis for remaining in the employment of the Company, the success or lack of success in meeting the guidelines will be evaluated by the Compensation Committee and reflected in each NEO’s annual review for that year.

Securities Trading Policy

The Company has a policy that prohibits executive officers and directors from trading in Company stock while in the possession of nonpublic information. Executive officers and directors are also prohibited from trading in options, puts, calls, or other derivative instruments related to the Company’s stock. They are also prohibited from purchasing stock on margin, borrowing against the Company’s stock held in a margin account, or pledging stock as collateral for a loan.

Tax Considerations

Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the deductibility of compensation paid to certain executive officers of public companies, unless the compensation meets certain requirements for “performance-based” compensation. In determining executive compensation, the Compensation Committee considers, among other factors, the possible tax consequences to the Company and to the executives. However, tax consequences, including but not limited to tax deductibility by the Company, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof and the timing and nature of various decisions by executives regarding options and other rights) that are beyond our control. In addition, the Compensation Committee believes that it is important for us to retain maximum flexibility in designing compensation programs that meet our stated objectives. For these reasons, although the Compensation Committee will consider tax deductibility as one of the factors in determining executive compensation, it will not necessarily limit compensation to those levels or types of compensation that will be deductible. We will, of course, consider alternative forms of compensation consistent with our compensation goals that preserve deductibility as much as possible.

Compensation Committee Interlocks and Insider Participation

Directors Betts, Leggio, Metcalfe, Stack, and Tuomi served on the Compensation Committee during 2016. No member of the Compensation Committee is or has been an officer or employee of the Company, or has had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in the Company’s 2017 Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. This report is provided by the following independent directors, who comprised the Compensation Committee for 2016.

Steven A. Betts (Chairman),

Anthony L. Leggio,

Norman J. Metcalfe,

Geoffrey L. Stack,

Frederick C. Tuomi

Fiscal Year 2016 Summary Compensation Table

The following table summarizes the total compensation awarded to, earned by, or paid to each of the NEOs for the fiscal years ended December 31, 2016, 2015, and 2014.

Name and Principal Position	Year	Salary ($)	Bonus ($)	(1) Stock Awards ($)	(2) Non-Equity Incentive Plan Compensation ($)	(3) Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	(4) All Other Compensation ($)	Total ($)
Gregory S. Bielli	2016	600,000	—	2,095,008	611,671	—	21,642	3,328,321
Chief Executive Officer	2015	529,167	—	600,012	714,145	—	28,979	1,872,303
	2014	475,000	—	1,710,000	525,000	—	21,982	2,731,982

Allen E. Lyda	2016	300,245	—	270,227	204,495	262,181	15,608	1,052,756
Chief Financial Officer	2015	291,500	—	262,804	231,789	(22,602)	13,988	777,479
	2014	283,250	—	764,753	218,777	(85,625)	14,797	1,195,952

Dennis J. Atkinson (6)	2016	208,044	—	124,821	102,010	413,873	25,847	874,595
Senior Vice President, Agriculture	2015	201,984	500,000	121,190	137,178	428,547	25,977	1,414,876
	2014	196,267	—	353,275	156,762	274,138	29,929	1,010,371

Hugh F. McMahon	2016	240,875	—	216,791	144,421	44,685	15,204	661,676
Executive Vice President, Commercial	2015	235,000	—	211,481	154,217	(3,273)	24,147	621,572
	2014	196,359	—	176,737	100,000	—	25,147	498,243

Joseph N. Rentfro (5)	2016	256,250	—	465,981	160,314	—	20,292	902,837
Executive Vice President, Real Estate	2015	209,295	—	444,014	144,218	—	15,097	812,624

1.	The figures in this column represent equity awards for the Chief Executive Officer and for the other NEOs as follows: (i) grant date fair value of time-based grants; and (ii) the grant date fair value of the three-year rolling performance shares and performance milestone shares granted in 2016 based upon the probable outcome of these shares. The following outlines the 2016 stock grants:

	Time Based Restricted Stock Award	Fair Value of the Three-Year Rolling Performance Shares	Performance Milestone Grants	Total Actual Award
Gregory S. Bielli	$240,009	$479,999	$1,375,000	$2,095,008
Allen E. Lyda	$90,082	$180,145	$—	$270,227
Dennis J. Atkinson	$41,601	$83,220	$—	$124,821
Hugh F. McMahon	$72,270	$144,521	$—	$216,791
Joseph N. Rentfro	$76,871	$153,741	$235,370	$465,981

At maximum achievement, the value received under the three-year rolling performance shares awards granted in 2016 would be $720,000 for Mr. Bielli, $270,221 for Mr. Lyda, $124,826 for Mr. Atkinson, $216,788 for Mr. McMahon, and $230,612 for Mr. Rentfro. The maximum value of performance milestone grants for Mr. Bielli is $3,000,000 and for Mr. Rentfro is $353,055.

The value of stock awards is the grant date fair value of awards computed in accordance with FASB ASC Topic 718. The grant date fair value for grants with performance conditions includes the estimated probable outcome of the performance condition. Further information regarding stock awards can be found in Note 11, Stock Compensation Plan, to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. The stock awards granted did not vest during 2016 and will only vest in future years based on the achievement of cash flow targets and continued employment with the Company.
2.	Non-equity incentive plan compensation is described in the Compensation Discussion and Analysis under “Annual Performance-Based Incentive Bonuses” beginning on page 32. In 2016 and 2015, all of the incentive bonus was paid in cash. In 2014, three-quarters of the bonus was paid in cash and one-quarter was paid in stock.
3.	The change in pension value is based upon the same assumptions and measurements that are used for the audited financial statements for the current year. See Note 15, Retirement Plan, to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. There are no above-market or preferential earnings related to the Company’s nonqualified deferred compensation plan.
4.	Except with respect to Mr. Bielli, for whom “All Other Compensation” also includes $3,720 for life insurance premiums, each of the NEOs received the amounts set forth in this column in the form of a Company-provided vehicle and related maintenance.
5.	Mr. Rentfro joined the Company in March 2015. His compensation for 2015 consists of an annualized salary of $250,000, and the amount shown in the non-equity incentive plan compensation column is a prorated amount based upon time of service in 2015.
6.	Mr. Atkinson received a one-time special bonus related to water arrangements that allow for more flexible uses of contract water on the Company’s lands and to the expansion of water resources.

Grants of Plan-Based Awards in Fiscal Year 2016

The following table provides information about awards granted to the NEOs in the fiscal year ended December 31, 2016.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
Name	Year	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gregory S. Bielli
Annual Incentive Plan	2016	12/08/16	300,000	600,000	900,000
Time Vested Stock Grant		3/15/16							12,208	240,009
Performance Grants, Cash Flow Objective		3/15/16				12,208	24,415	36,623	—	479,999
Supplemental Performance Milestone Grants		1/16/16				—	72,867	158,982		1,375,000
Allen E. Lyda
Annual Incentive Plan	2016	12,08/16	105,086	210,172	315,258
Time-Vested Stock Grant		3/15/16							4,582	90,082
Performance Grants, Cash Flow Objective		3/15/16				4,582	9,163	13,745	—	180,145
Dennis J. Atkinson
Annual Incentive Plan	2016	12/08/16	62,413	124,826	187,239
Time-Vested Stock Grant		3/15/16							2,116	41,601
Performance Grants, Cash Flow Objective		3/15/16				2,117	4,233	6,350		83,220
Hugh F. McMahon
Annual Incentive Plan	2016	12/08/16	72,263	144,525	216,788
Time-Vested Stock Grant		3/15/16							3,676	72,270
Performance Grants, Cash Flow Objective		3/15/16				3,676	7,351	11,027	—	144,521
Joseph N. Rentfro
Annual Incentive Plan	2016	12/08/16	89,688	179,375	269,063
Time Vested Grant		3/15/16							3,910	76,871
Performance Grants, Cash Flow Objective		3/15/16				3,910	7,820	11,730	—	153,740
Performance Milestone Grants		3/15/16				5,986	11,972	17,958		235,370

1.	The equity incentive award program provides for performance unit grants, which vest upon achievement of a cash flow objective over a three-year time frame. The objective is based upon meeting targeted cash from operations within the Company’s five-year business plan. The three-year objective for these potential stock awards is cash from operations of $34,924,000. For additional details, see the “Equity Compensation” section of the Compensation Discussion and Analysis beginning on page 38.
2.	The annual non-equity incentive award is based on the achievement of both quantitative and qualitative annual business objectives. The objectives vary based on the NEO’s responsibilities. For 2016, based upon the percentage of achievement shown in the “Annual Performance-Based Incentives” section of the Compensation Discussion and Analysis, Mr. Bielli earned an incentive of $611,671; Mr. Lyda $204,495; Mr. Atkinson $102,010; Mr. McMahon 144,421; and Mr. Rentfro $160,314.

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table provides information on the current holdings of stock options, restricted stock, and performance unit awards of the NEOs. This table includes unvested stock grants, as well as performance share grants with performance conditions that have not yet been satisfied. Each equity grant is shown separately for each NEO who had outstanding equity as of December 31, 2016. The market value of the stock awards is based on the closing market price of Tejon stock as of December 31, 2016, which was $25.43 per share. The market value as of December 31, 2016 shown below assumes satisfaction of performance objectives at the target level of achievement.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market of Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Gregory S. Bielli:
Time-Based Restricted Stock Units
Time-Based Stock Awards (1)	19,435	494,232
Annual Stock Incentive Awards (2)			2,343	59,582
Performance Shares (3)			52,157	1,326,353
Supplemental Milestone Performance Units (4)			72,867	1,853,008
Totals Gregory S. Bielli	19,435	494,232	127,367	3,238,943
Allen E. Lyda:
Time-Based Restricted Stock Units (5)	15,000	381,450
Time-Based Stock Awards (1)	7,765	197,464
Annual Stock Incentive Awards (2)			976	24,820
Performance Shares (3)			21,423	544,787
Totals Allen E. Lyda	22,765	578,914	22, 399	569,607
Dennis J. Atkinson:
Time-Based Stock Awards (1)	3,584	91,141
Annual Stock Incentive Awards (2)			700	17,801
Performance Shares (3)			9,891	251,528
Totals Dennis J. Atkinson	3,584	91,141	10,591	269,329
Hugh F. McMahon:
Time-Based Stock Awards (1)	5,748	146,172
Annual Stock Incentive Awards (2)
Performance Shares (3)			14,194	360,953
Totals Hugh F. McMahon	5,748	146,172	14,194	360,953
Joseph N. Rentfro:
Time-Based Restricted Stock Units (6)	7,500	190,725
Time-Based Stock Awards (1)	5,905	150,164
Annual Stock Incentive Awards (2)
Performance Shares (3)			13,806	351,087
Totals Joseph N. Rentfro	13,405	340,889	13,806	351,087

1.	Time-based stock award vesting occurs over three years with the first shares vesting in March 2015.

Name	2014 Time Based Grants	2015 Time Based Grants	2016 Time Based Grants	Total Time-Based Stock Awards
Gregory S. Bielli	1,906	5,321	12,208	19,435
Allen E. Lyda	852	2,331	4,582	7,765
Dennis J. Atkinson	393	1,075	2,116	3,584
Hugh F. McMahon	197	1,875	3,676	5,748
Joseph N. Rentfro	0	1,995	3,910	5,905

2.	Restricted stock granted in lieu of cash for a portion of the annual incentive bonus for 2014 will vest in equal installments over two years beginning March 15, 2016.
3.	Performance shares consist of shares that may vest during March 2018, 2019, and 2020 based upon achievement of a rolling three-year cash flow objective that is included within our five-year business plan. The shares shown are based upon reaching target levels of performance. Included in this number are the following shares that will vest in 2017 due to the achievement of the specified cash flow objective over the 2014 – 2016 period:

Name	2017 Performance Share Awards That Have Vested	2018 Performance Share Awards Not Vested	2019 Performance Share Awards Not Vested	Total Performance Share Awards
Gregory S. Bielli	11,242	15,962	24,415	52,157
Allen E. Lyda	5,028	6,991	9,163	21,423
Dennis J. Atkinson	2,323	3,224	4,233	9,891
Hugh F. McMahon	1,161	5,626	7,351	14,194
Joseph N. Rentfro	0	5,986	7,820	13,806

4.	Milestone performance units consist of shares that may vest upon achievement of specific milestone objectives related to our residential development. For additional detail, see the “Equity Compensation” section of the Compensation Discussion and Analysis beginning on page 38.
5.	The RSUs granted to Mr. Lyda will vest over three years beginning on January 31, 2016.
6.	The RSUs granted to Mr. Rentfro will vest over a three-year period beginning in March 2016.

Stock Vested in Fiscal Year 2016

The following table provides information for the NEOs regarding the value realized and the number of shares acquired upon the vesting of stock awards, as well as the value realized before payment of any applicable withholding tax and broker commissions.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gregory S. Bielli
Restricted Stock Grants	15,000	$293,400
Time Grant	4,565	89,657
Annual Incentive Grant	2,343	46,017
Milestone Performance Grants (1)	41.840	1,061,899
Total Gregory S. Bielli	63,748	$1,490,972
Allen E. Lyda
Restricted Stock Grants	5,000	$97,800
Time Grants	2,017	39,614
Annual Incentive Grant	1,828	35,902
Performance Share Grants (1)	3,539	69,506
Milestone Performance Grants (1)	18,713	474,936
Total Allen E. Lyda	31,097	$717,758
Dennis J. Atkinson
Time Grants	931	$18,285
Annual Incentive Grant	1,471	28,890
Performance Share Grants (1)	2,444	48,000
Milestone Performance Grants (1)	8,644	219,385
Total Dennis J. Atkinson	13,490	$314,560
Hugh F. McMahon
Time Grant	1,135	$22,291
Milestone Performance Grants (1)	4,325	109,769
Total Hugh F. McMahon	5,460	$132,060
Joseph N. Rentfro
Restricted Stock Grants	2,500	49,100
Time Grant	998	19,601
Milestone Performance Grants (1)	14,606	370,700
Total Joseph N. Rentfro	18,104	$439,401

1.	The performance share grants that vested during 2016 were originally granted in 2013 as part of the annual rolling three-year performance grant that is tied to the achievement of specified cash management objectives. The milestone performance grants were originally issued in 2014 and were tied to the achievement of project-related milestones at MV, Grapevine, and Centennial. For additional detail, see the “Equity Compensation” section of the Compensation Discussion and Analysis beginning on page 33.

Pension Benefits in Fiscal Year 2016

The Company’s pension plan is a tax-qualified retirement program that covers eligible employees of the Company. Effective January 31, 2007, the pension plan was frozen so that anyone hired on or after February 1, 2007, is not allowed to participate in the plan. An employee is eligible for normal retirement benefits on the first day of the month coinciding with or next following the employee’s Social Security retirement date. The amount of annual benefit, payable monthly, is based upon an employee’s average monthly compensation, which is based upon the employee’s highest five consecutive calendar years of compensation out of the employee’s final ten years of compensation. The amount of the annual benefit payable monthly is 1.45% of the average monthly compensation, offset by .65% of the final average compensation not in excess of one-twelfth of covered compensation, multiplied by total years of service (up to a maximum of 25 years).

The NEOs’ annual earnings taken into account under this formula include base salary and any annual cash or stock incentive payments, if any, but may not exceed an IRS-prescribed limit applicable to tax-qualified plans ($265,000 for 2016). Pension benefits fully vest after the completion of five years of service. Prior to that time, the benefit is not vested.

The supplemental executive retirement plan, or SERP, was established for the NEOs to replace any pension benefit the NEOs might lose due to the IRS-prescribed limit applicable to tax-qualified plans. The SERP benefit is calculated based on the same formula as the defined benefit plan.

Name	Plan Name	Number of Years Credited Service (#)	(1) Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Gregory S. Bielli	None
Allen E. Lyda	Defined Benefit Plan	27	696,538	—
	Supplemental Executive Retirement Plan	27	775,600
Dennis J. Atkinson	Defined Benefit Plan	40	1,046,975	—
	Supplemental Executive Retirement Plan	40	879,295
Hugh F. McMahon	Defined Benefit Plan	16	269,437	—
Joseph N. Rentfro	None

1.	The present value of the accumulated benefit is based upon the same assumptions and measurements that are used in the preparation of the audited financial statements for the current year. See Note 15, Retirement Plans, to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for the valuation method and these assumptions.

Fiscal Year 2016 Nonqualified Deferred Compensation Table

The nonqualified deferred compensation plan allows the deferral of salary, bonuses, and vested restricted stock or performance units, and there are no limits on the extent of deferral permitted. The plan is available for the NEOs and directors of the Company. Each of the NEOs with deferred compensation has elected to defer payment until termination of employment, at which time payment will be made in a lump sum in accordance with Internal Revenue Code Section 409A. The plan provides for withdrawals in the event of unforeseeable emergencies such as financial hardship from illness or accident, loss of property due to casualty, or other similar extraordinary circumstances arising as a result of events beyond the control of the employee, as determined by the Company. A distribution based on an unforeseeable emergency is made only with the consent of the Company.

The decision by each NEO to defer future compensation and the distribution date of any deferral is determined at the end of each fiscal year for awards that may be received in the coming year. The Company does not contribute to the nonqualified deferred compensation plan for the benefit of any NEO or director. Earnings from any cash contributed or stock that is converted to cash by a named executive officer or director are based upon the market return of the investment in which such officer or director directed his or her contribution. All holdings in the nonqualified deferred compensation plan are in the form of Company stock. No shares have been converted to cash within the plan.

Name	Executive Contribution in Last FY ($)	Aggregate Earnings (Loss) in Last FY (2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (1) ($)
Gregory S. Bielli	—	—	—	—
Allen E. Lyda	—	64,025	—	259,259
Dennis J. Atkinson	—	18,514	—	74,968
Hugh F. McMahon	—	—	—	—
Joseph N. Rentfro	—	—	—	—

1.	All amounts reported in the aggregate balance at last fiscal year-end were reported as compensation to the NEO in the Summary Compensation Table for previous years.
2.	Aggregate earnings in the last fiscal year are based on the change in price of the Company’s stock from the prior year-end to December 31, 2016. This factor is used because all investments within the nonqualified deferred compensation plan are held in Company stock.

Fiscal Year 2016 Potential Payments Upon Termination or Change in Control

The Company has entered into an agreement with each of the NEOs that provides for specified benefits upon a change in control. A change in control is deemed to have occurred if (i) there is an acquisition by any person or group (excluding current ownership) of 20% or more of the outstanding shares of the Company; (ii) the Company sells all or substantially all of its assets; or (iii) the Company merges or consolidates with another entity.

Benefits are payable to an NEO as a result of termination of employment in connection with a change in control if the NEO is terminated without cause during the two years after the occurrence of a change in control or the NEO is terminated prior to a change in control at the request of a third party who has taken steps to effect a change in control. The NEO will also receive benefits if he or she voluntarily terminates employment after a change in control if the named executive officer has been assigned substantial reductions in duties and responsibilities, received a reduction in base salary, or had an annual bonus opportunity eliminated or significantly reduced (i.e., a resignation for good reason). An NEO’s employment shall be deemed to have been terminated with cause if employment is terminated as a result of failure to perform his or her duties, willful misconduct or breach of fiduciary duty, fraud, or wrongful disclosure of confidential information.

Change in control benefits include a continuation of base salary for a period of 36 months for the Chief Executive Officer and 30 months for the other NEOs, and a lump sum payment of two and one-half times the NEO’s average bonus for the previous three years. The NEOs are also entitled to receive a continuation of health and other insurance benefits over the salary continuation period. Each NEO also has the right to a three-month period to continue use of any perquisites he or she may have had prior to the change in control. Generally, all unvested performance unit awards will vest at target achievement levels and other time-based awards will vest in full upon a change in control whether or not the named executive officer is terminated. During the period of time described above during which benefits are to be received in connection with a change in control, the NEO must agree not to solicit any employees of the Company or disclose any confidential information related to the Company.

		Before Change in Control(3)	After Change in Control(1)
Name	Benefit	Termination w/o Cause or for Good Reason ($)	Termination w/o Cause or for Good Reason ($)	Change in Control No Termination ($)
Gregory S. Bielli	Salary Continuation		1,800,000
	Bonus – Target		1,500,000
	Health Insurance		50,400
	Other Compensation(2)		119,353
	Equity Compensation		3,733,175	3,733,175

	Total Value		7,202,928	3,733,175
Allen E. Lyda(3)	Salary Continuation	300,245	750,613
	Bonus – Target	210,172	525,429
	Health Insurance	16,800	42,000
	Other Compensation(2)	154,025	154,025
	Equity Compensation	372,117	1,148,521	1,148,521

	Total Value	1,053,358	2,620,586	1,148,521
Hugh F. McMahon(4)	Equity Compensation		507,125	507,125

	Total Value		507,125	507,125
Dennis J. Atkinson	Salary Continuation		520,110
	Bonus – Target		312,066
	Health Insurance		42,000
	Other Compensation(2)		100,882
	Equity Compensation		360,470	360,470

	Total Value		1,335,528	360,470
Joseph N. Rentfro(4)	Equity Compensation		691,976	691,976

	Total Value		691,976	691,976

1.	Restricted stock and performance units vest upon a change in control. For purposes of this table, it is assumed all non-vested performance units and milestone units vest immediately at the target level. The value for vesting of performance unit awards and milestone performance awards is the closing market price on the last business day of 2016 ($25.43).
2.	“Other Compensation” consists of accrued and unused vacation and personal paid leave at the time of termination and, if the NEO has the right to use a Company vehicle prior to termination, the continuation of that benefit for a three-month period.
3.	If Mr. Lyda is involuntarily terminated by the Company without cause or voluntarily terminates employment for good reason, Mr. Lyda will receive an amount equal to one times his annual base salary; an amount equal to one times an average annual bonus over the last three years; continuation of medical benefits for a one-year period; any stock grants that vest at time of separation; and, for a twelve-month period after separation, any stock grants that would have vested if Mr. Lyda were still employed.
4.	Mr. McMahon and Mr. Rentfro at this time only have change in control benefits related to outstanding stock awards per stock grant agreements.

Director Compensation in Fiscal Year 2016

In 2015, non-employee directors received 1,000 shares of stock and an annual retainer of $60,000 payable quarterly in the form of common stock in arrears, based on the closing price of the Company’s common shares at each quarter end. In addition, the Chairman of the Board received an annual retainer of $25,000 payable in common stock, and the Chairman of each of the Audit, Compensation, Real Estate, and Nominating and Corporate Governance Committees received an annual retainer of $15,000 payable in common stock. Directors affiliated with a person or entity owning 10% or more of the Company’s total shares outstanding could elect to receive their entire annual retainer in cash. Directors are not paid any fees for board or committee meeting attendance. The Compensation Committee has approved stock retention guidelines for non-employee directors; the target retention value is five times the value of the annual director retainer.

Name	Fees Earned or Paid in Cash ($)	(1) Stock Awards ($)	Total ($)
Robert A. Alter	—	83,506	83,506
Steven A. Betts	—	98,490	98,490
John L. Goolsby	—	98,490	98,490
Anthony L. Leggio	—	98,490	98,490
Norman J. Metcalfe	—	108,506	108,506
Geoffrey L. Stack	—	83,506	83,506
Daniel R. Tisch	—	83,506	83,506
Frederick C. Tuomi	—	83,506	83,506
Michael H. Winer	98,490	—	98,490

1.	The amounts reported reflect the grant date fair value of stock awards granted in 2016 to each director. Please see Note 11, Stock Compensation Plan, to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for additional information regarding the valuation of stock awards. The number of stock awards granted each year is determined on a quarterly basis by dividing one-fourth of the annual retainer by the closing stock price at the end of each quarter. At the end of 2016, there were no unvested outstanding equity awards for our directors.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists the stock ownership of stockholders known to the Company to be the beneficial owners of more than 5% of the shares of the Company’s Common Stock outstanding as of March 30, 2017. As of March 30, 2017 we had 20,841,040 shares of Common Stock outstanding. The table also provides the stock ownership as of the same date of all directors, each NEO named in the above Summary Compensation Table, and all directors and executive officers as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Third Avenue Management LLC 622 Third Avenue, 32nd Floor New York, NY 10017	2,164,153	(3)	10.41%
TowerView LLC 460 Park Avenue, 20th Floor New York, NY 10022	2,795,000	(4)	13.45%
The London Company 1801 Bayberry Court, Suite 301 Richmond, VA 23226	1,401,918	(5)	6.75%
Royce & Associates LLC 745 Fifth Avenue New York, NY 10151	1,396,445	(6)	6.72%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA. 19355	1,115,036	(7)	5.37%

Directors
Robert A. Alter	18,122	(9)	below 1%
Steven A. Betts	9,420	(9)	below 1%
Gregory S. Bielli	61,121	(11)	below 1%
John L. Goolsby	32,406	(8)	below 1%
Anthony L. Leggio	15,368	(9)	below 1%
Norman J. Metcalfe	44,106	(9)	below 1%
Geoffrey L. Stack	45,984	(10)	below 1%
Daniel R. Tisch	3,543,319	(4)	17.05%
Frederick C. Tuomi	13,122	(9)	below 1%
Michael H. Winer	2,164,153	(3)	10.41%

Executive Officers
Dennis J. Atkinson	52,214	(10)	below 1%
Michael Houston	0		below 1%
Allen E. Lyda	110,172	(10)	below 1%
Hugh F. McMahon, IV	5,162	(9)	below 1%
Joseph E. Rentfro	10,603	(10)	below 1%
Robert Velasquez	2,820	(9)	below 1%
All executive officers and directors as a group (16 persons)	6,128,092		29.40%

(1)	In each case, the named stockholder in the above table has the sole voting and investment power as to the indicated shares, except as set forth in the footnotes below, and except that all options, restricted stock, and restricted stock units are held by directors and officers individually. For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares that such person owns or has the right to acquire within 60 days. As a result, we have included in the “Amount and Nature of Beneficial Ownership” column shares of vested and unvested restricted stock granted to a beneficial owner and warrants granted to a beneficial owner. Such restricted stock has voting rights, irrespective of vesting. In addition, we have included restricted stock units that could possibly vest within 60 days of March 30, 2017, even though for any such restricted stock units shown to vest within that period, the beneficial owner would have to terminate his relationship with the Company.
(2)	For purposes of computing the “Percent of Class” column, any shares which such person does not currently own but has the right to acquire within 60 days of March 30, 2017 are deemed to be outstanding for the purpose of computing the percentage ownership of any person. Restricted stock is deemed outstanding, irrespective of vesting. Also included are restricted stock units that could possibly vest within 60 days of March 30, 2017, even though for any such restricted stock units shown to vest within that period, the beneficial owner would have to terminate his relationship with the Company.
(3)	Based on data supplied by Third Avenue Management LLC (“TAM”), TAM beneficially owns 2,164,153 shares. Third Avenue Real Estate Value Fund holds 941,627 common shares, and the Third Avenue Real Estate Value Fund UCITS holds 20,797 common shares. Third Avenue Value Fund holds 1,132,601 common shares, and the Third Avenue Value Fund UCITS holds 3,640 common shares. Third Avenue Value Portfolio of the Third Avenue Variable Series Trust holds 65,488 common shares. Mr. Winer is a principal and portfolio manager of Third Avenue Management LLC, which has dispositional authority and voting authority over all these shares. Mr. Winer disclaims beneficial ownership of the shares owned by said entities for all other purposes.
(4)	TowerView LLC has sole voting power and investment power over its 2,795,000 shares of common stock shown. Mr. Tisch has dispositional and voting authority over all shares owned by TowerView LLC. Mr. Tisch also has dispositional and voting authority over 717,172 shares owned by DT Four Partners LLC and 31,147 shares owned directly. Information provided from Form 4 filed January 4, 2017.
(5)	A Schedule 13G/A filed on February 14, 2017 by The London Company with the SEC pursuant to the Exchange Act indicates that The London Company beneficially owns 1,401,918 shares. The Schedule 13G/A also indicates that all of the shares beneficially owned by The London Company are owned by various investment advisory clients of The London Company, which is deemed to be a beneficial owner of those shares due to its discretionary power to make investment decisions over such shares for its clients and/or its ability to vote such shares.
(6)	A Schedule 13G/A filed on January 18, 2017 by Royce & Associates LP (“RA”) with the SEC pursuant to the Exchange Act indicates that RA beneficially owns 1,396,445 shares. The Schedule 13G/A and our records indicate that RA has sole power to dispose or direct the disposition of 1,396,445 shares.
(7)	A Schedule 13G/A filed on February 9, 2017 by The Vanguard Group (“VG”) with the SEC pursuant to the Exchange Act indicates that VG beneficially owns 1,115,036 shares. The Schedule 13G/A indicates that VG has sole power to dispose and shared power to dispose or direct the disposition of 1,115,036 shares.
(8)	The shares owned by Mr. Goolsby include 32,406 shares that are held in his personal investment accounts. The shares owned by Mr. Goolsby in his personal investment account are held by a family trust, in which Mr. Goolsby and his spouse share voting and investment power.
(9)

The shares owned by Mr. Leggio include 15,368 shares of stock that are held in his personal investment accounts. The shares owned by Mr. Metcalfe include 15,517 shares in his personal investment accounts and 28,589 restricted stock units that could possibly vest within 60 days of March 30, 2017. The shares owned by Mr. Alter include 10,000 shares of stock in his personal investment accounts and 8,122 restricted stock units that could vest within 60 days of March 30, 2017. The shares owned by Mr. Betts include 8,115 shares of stock in his personal investment accounts and 1,305 restricted stock units that could vest within 60 days of March 30, 2017. The shares owed by Mr. Tuomi include 5,000 shares of stock in his personal investments accounts and 8,122 restricted stock units that could vest within 60 days of March 30, 2017. The shares owned by Mr. McMahon include 5,162 shares that are held in his personal investment account. The 2,820 shares owned by Mr. Velasquez are held in his personal investment account.
(10)	The shares owned by Mr. Stack include 19,783 shares in his personal investment accounts and 26,201 restricted stock units that could possibly vest within 60 days of March 30, 2017. The shares owned by Mr. Atkinson include 49,266 shares in his personal investment accounts and 2,948 shares of restricted stock that could possibly vest within 60 days of March 30, 2017. The shares owned by Mr. Lyda include 99,977 shares in his personal investment accounts and 10,195 restricted stock units that could possibly vest within 60 days of March 30, 2017. The shares owned by Mr. Rentfro include 10,603 shares in his personal investment accounts. The shares owned by each of Messrs. Stack, Atkinson, Lyda, and Rentfro in their personal investment accounts are held as community property concerning which the named persons and their respective spouses share voting and investment power.
(11)	Mr. Bielli owns 61,121 shares in his personal investment accounts. Some of these shares are held by a family trust and the remainder are held as community property. In each case, he and his spouse share voting and investment power.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board has furnished the following report:

The Audit Committee reviewed Tejon Ranch Co.’s (the “Company’s”) financial reporting process on behalf of the Board of Directors (the “Board”). Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent auditors are responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed with management and Ernst & Young LLP, the Company’s independent registered public accounting firm, the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board, or PCAOB. In addition, the Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with the independent auditors their independence from the Company and its management. The Audit Committee has also considered whether Ernst & Young LLP’s provision of non-audit services to the Company is compatible with their independence.

Based on the reviews and discussions referred to in the preceding paragraphs, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the Securities and Exchange Commission.

Anthony L. Leggio (Chairman), John L. Goolsby, Geoffrey L. Stack,

Frederick C. Tuomi, and Norman J. Metcalfe

Members of the Audit Committee

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and officers as well as and persons who beneficially own more than 10% of the Company’s outstanding Common Stock, to file reports of ownership and changes in beneficial ownership of the Company’s Common Stock on Form 3, Form 4, and Form 5, as appropriate, with the SEC and to furnish the Company with copies of all such Section 16(a) reports that they file. Based solely on the review of copies of such reports and amendments thereto and other information furnished to the Company, the Company believes that, during 2016, all officers, directors, and persons who beneficially own more than 10% of the Company’s Common Stock complied in a timely manner with all filing requirements.

Related Person Transactions

The Board follows certain written policies and procedures developed for the review and approval of all transactions with related persons, pursuant to which the Board reviews the material facts of, and either approves or disapproves of, the Company’s entry into any transaction, arrangement or relationship or any series thereof in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, or over the term of the contract; (ii) the Company is a participant; and (iii) any related person has or will have a direct or indirect material interest (other than solely as a result of being a director or less than 10% beneficial owner of another entity).

The Board reviews all relationships and transactions in which both the Company and any related person are participants to determine whether such related persons have a direct or indirect material interest in such transaction. A “related person” is any executive officer, director, or director nominee of the Company, or any beneficial owner of more than 5% of the Company’s Common Stock, or any immediate family member of any of the foregoing. The Company discloses transactions in its proxy statements with related persons in accordance with Item 404 of Regulation S-K.

In the course of the Board’s review and approval or ratification of a related party transaction, the Board considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and

•	any other matters the Board deems appropriate.

Any member of the Board who is a related person with respect to a transaction under review may not participate in the deliberation or vote respecting approval or ratification of the transaction, provided that such director may be counted in determining the presence of a quorum at a meeting that considers the transactions. There have been no related party transactions since the beginning of 2016.

Financial Information

Both the Company’s Annual Report to Stockholders and the Company’s Annual Report on Form 10-K (including the financial statements and financial statement schedules but without exhibits) as filed with the SEC accompany this Proxy Statement. Both reports may be obtained without charge by calling (661) 248-3000, or by written request to the Corporate Secretary, Tejon Ranch Co., Post Office Box 1000, Tejon Ranch, California 93243.

Notice of Internet Availability

You can now access the 2016 Annual Report to Stockholders, the 2016 Annual Report on Form 10-K, and the Proxy Statement for the 2017 Annual Meeting via the Internet at the following address: http://materials.proxyvote.com/879080.

The enclosed information has been provided to you to enable you to cast your vote in one of three convenient ways: (1) via the Internet, (2) by telephone, or (3) by returning it in the enclosed postage-paid envelope. Whichever method you choose, you are encouraged to vote.

You can also eliminate the mailing of this information in the future by electing to receive this data through the internet and by an email directing you to vote electronically. You can make this election as you vote your proxy via the Internet by providing your email address when prompted.

Communications with Directors

Any stockholder or other party interested in communicating with members of the Board, any of its committees, the independent directors as a group, or any of the independent directors individually may send written communications to Tejon Ranch Co., P.O. Box 1000, Tejon Ranch, California 93243, Attention: Corporate Secretary, or via the “Contact” link on the Company’s web site, www.tejonranch.com. Communications received in writing are forwarded to the Board, committee, or any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, or illegal, does not reasonably relate to the Company or its business, or is similarly inappropriate. The Corporate Secretary has the authority to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

Stockholder Proposals for 2018 Annual Meeting

Stockholder proposals to be presented at the 2018 Annual Meeting, pursuant to Rule 14a-8 under the Exchange Act, must be received by the Company no later than December 1, 2017 in order to be considered for inclusion in the Company’s proxy materials for that meeting. Such proposals must be submitted in writing to the principal executive offices of the Company at the address set forth on the first page of this Proxy Statement.

In addition, the Company’s Certificate of Incorporation requires that the Company be given advance written notice of stockholder nominations for election to the Company’s Board and of other matters which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in the Company’s proxy materials in accordance with Rule 14a-8 under the Exchange Act, as discussed above). Such nomination or other proposal will be considered at the 2018 Annual Meeting only if it is delivered to or mailed and received at the principal executive offices of the Company at the address set forth on the first page of this Proxy Statement not less than 30 days nor more than 60 days prior to the meeting as originally scheduled. However, if less than 40 days’ notice or prior public disclosure of the date of the meeting is given or made to the stockholders, then the notice must be received not later than the close of business on the tenth (10th) day following the day on which the Notice of Annual Meeting of Stockholders was mailed or the public disclosure was made. A stockholder’s notice to the Secretary regarding a nomination for election to the Company’s Board must set forth: (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required pursuant to the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (ii) as to the stockholder giving notice, (A) the stockholder’s name and address, as they appear on the Company’s books, and (B) the class and number of shares of the Company which are beneficially owned by the stockholder. A stockholder’s notice to the Secretary regarding other matters must set forth as to each matter the stockholder proposes to bring before the Annual Meeting: (i) a brief description of the business desired to be brought before the Annual Meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of the Company which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business.

Stockholders Sharing the Same Last Name and Address

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding the Company’s Common Stock but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name will receive only one copy of our annual report and proxy statement that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our annual report and/or proxy statement mailed to you, please submit a request to our Corporate Secretary at Tejon Ranch Co., P.O. Box 1000, Tejon Ranch, California 93243, telephone 661-248-3000, and we will promptly send you what you have requested. You can also contact our Corporate Secretary if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

Other Business

Management does not know of any matter to be acted upon at the 2017 Annual Meeting other than those described above, but if any other matter properly comes before the meeting, the persons named on the enclosed proxy will vote thereon in accordance with their best judgment.

Stockholders are urged to sign and return their proxies without delay.

For the Board of Directors,

NORMAN J. METCALFE, Chairman of the Board

ALLEN E. LYDA, Chief Financial Officer, Assistant Secretary

APPENDIX A

ATTACHMENT A TO CORPORATE GOVERNANCE GUIDELINES

The Nominating and Corporate Governance Committee annually reviews the independence of all directors and reports its findings to the Board of Directors. Based upon the report and the directors’ consideration, the Board of Directors determines which directors shall be deemed independent.

A director will be deemed independent if it is determined that he or she has no material relationship with the corporation, either directly or through an organization that has a material relationship with the corporation. A relationship is “material” if, in the judgment of the Board of Directors, it might reasonably be considered to interfere with the exercise of independent judgment. Ownership of stock of the corporation is not, in itself, inconsistent with a finding of independence. In addition, an Audit Committee member must also be independent within the meaning of the New York Stock Exchange’s listing requirements for audit committees and the requirements set forth in Rule 10A-3 of the Securities Exchange Act of 1934, as amended, and a Compensation Committee member must also be independent within the meaning of the New York Stock Exchange’s listing requirements for compensation committees. The following specific standards are utilized in determining whether a director shall be deemed independent:

•	the director is not, and in the past three years has not been, an employee of Tejon Ranch Co. or any of its subsidiaries (collectively, “Tejon”);

•	an immediate family member of the director is not, and in the past three years has not been, employed as an executive officer of Tejon;

•	neither the director nor a member of the director’s immediate family is, or in the past three years has been, affiliated with or employed by Tejon’s present or former (within three years) internal or external auditor;

•	neither the director nor a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of another company where any of Tejon’s present executives serve on that company’s compensation committee;

•	neither the director nor a member of the director’s immediate family receives or has received more than $120,000 per year in direct compensation from Tejon in the past three years, other than director and committee fees and pensions or other forms of deferred compensation for prior services (provided such compensation is not contingent in any way on continued service);

•	(a) the director is not a current partner or employee of a firm that is Tejon’s internal or external auditor; (b) the director does not have an immediate family member who is a current partner of such a firm; (c) the director does not have an immediate family member who is a current employee of such a firm and personally works on the listed company’s audit; or (d) the director or an immediate family member was not within the last three years a partner or employee of such a firm and personally worked on Tejon’s audit within that time;

•	the director is not, nor are any of the director’s immediate family members, currently an executive officer of a company that makes payments to, or receives payments from, Tejon for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

For purposes of this Attachment A, an “immediate family member” means a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than an employee) who shares such person’s home.

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TEJON RANCH CO.

IMPORTANT ANNUAL MEETING INFORMATION 000004

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 16, 2017

Vote by Internet

Go to www.investorvote.com/trc

Or scan the QR code with your smartphone

Follow the steps outlined on the secure website

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card 1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals -The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposals 2 and 3, and for every 1 YEAR for Proposal 4.

1. Election of Directors: For Withhold For Withhold For Withhold

01 - Gregory S. Bielli 02 - Anthony L. Leggio 03 - Norman J. Metcalfe

For Against Abstain For Against Abstain

2. Ratification of appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2017.

3. Advisory vote to approve named executive officer compensation.

1 Year 2 Years 3 Years Abstain

4. Advisory vote on the frequency of future advisory votes to approve executive compensation.

5. To transact such other business as may properly come before the meeting or any adjournment thereof.

B Non-Voting Items

Change of Address — Please print new address below. Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — TEJON RANCH CO.

2017 Annual Meeting of Stockholders – May 17, 2017

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Norman J. Metcalfe and Gregory S. Bielli, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Tejon Ranch Co. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2017 Annual Meeting of Stockholders of the Company to be held May 17, 2017 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the 2017 Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed by the undersigned. If no such directions are made, this proxy will be voted FOR the election of each of the nominees listed in Proposal 1, FOR Proposals 2, 3, and 5, and for every 1 YEAR for Proposal 4. If any other matters properly come before the 2017 Annual Meeting, the persons named in this proxy will vote on such matters in their discretion.

(Continued and to be marked, dated and signed, on the other side)